UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
CAMDEN NATIONAL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dear Shareholders:

You are cordially invited to attend the 2016 Annual Meeting of Shareholders of Camden National Corporation, which will be held on Tuesday, April 26, 2016, at 3:00 p.m., local time, at Point Lookout Conference Center, Hedges Hall, 67 Atlantic Highway, Lincolnville, Maine 04849 (together with any adjournments or postponements thereof, the “Annual Meeting”). The Notice of Annual Meeting of Shareholders, Proxy Statement and Proxy Card are enclosed, along with our Summary Annual Report and Annual Report on Form 10-K.

The accompanying Notice of Annual Meeting of Shareholders describes matters to be acted upon at the Annual Meeting. Please give these materials your prompt attention. Then, we ask that you complete, sign, date and mail the enclosed Proxy Card in the enclosed postage-paid envelope, or vote by telephone or the Internet, to ensure that your shares are represented and voted at the meeting. Shareholders who attend the Annual Meeting may withdraw their proxy and vote in person if they wish to do so. Your vote is extremely important, so please act at your earliest convenience.

We appreciate your continued interest in Camden National Corporation.

Sincerely,

Karen W. Stanley
Chair of the Board

Gregory A. Dufour
President and Chief Executive Officer

March 8, 2016

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 26, 2016

TO THE SHAREHOLDERS OF CAMDEN NATIONAL CORPORATION:

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Shareholders of Camden National Corporation, a Maine corporation (the “Company”), will be held on Tuesday, April 26, 2016 at 3:00 p.m., local time, at Point Lookout Conference Center, Hedges Hall, 67 Atlantic Highway, Lincolnville, Maine 04849 (together with any adjournments or postponements thereof, the “Annual Meeting”) for the purpose of considering and voting upon the following matters:

(1)
Election of Directors.  To elect four persons to the Company’s Board of Directors, each to serve for a term of three years and until his or her successor is elected and qualified, as more fully described in the accompanying Proxy Statement.

(2)	Shareholder “Say-on-Pay.” To approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers.

(3)
Ratification of Appointment of Independent Registered Public Accounting Firm.  To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

(4)	Other Business. To consider and act upon such other business, matters or proposals as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on March 3, 2016 as the record date (the “Record Date”) for determining the shareholders of the Company entitled to receive notice of, and to vote at, the Annual Meeting. Only shareholders of record of the Company’s common stock at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.

YOUR VOTE IS IMPORTANT. SHAREHOLDERS ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY IN THE POSTAGE PREPAID ENVELOPE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOU MAY ALSO VOTE BY TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD OR VOTING INSTRUCTION FORM. SHAREHOLDERS WHO ATTEND THE MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY WISH TO DO SO.

By Order of the Board of Directors,

John W. Holmes, Secretary
March 8, 2016

i

PROXY STATEMENT TABLE OF CONTENTS (continued)

EXECUTIVE OFFICER INFORMATION (continued)
Financial Highlights	22
Executive Summary	23
Compensation Committee Activity and Key Initiatives During 2015	23
Compensation Philosophy and Objectives	24
Role of the Compensation Committee	25
Role of Executives in Compensation Committee Deliberations	25
Interaction with Consultants	26
Compensation Committee’s Relationship with its Independent Compensation Consultant	26
Risk Review	26
Benchmarking Compensation	26
Elements of Compensation	28
Emphasis on "At Risk" Pay	29
Base Salaries	29
Annual Cash Incentive Compensation	31
Long-Term Equity Compensation	32
Retirement and Other Benefits	35
Other Compensation and Benefits	36
Employment and Change in Control Agreements	36
Stock Practice and Policy	36
Tax and Accounting Considerations	37
Tabular Disclosures Regarding Named Executive Officers	38
Summary Compensation Table	38
Grants of Plan-Based Awards Table	40
Outstanding Equity Awards at Fiscal Year-End (Option Awards)	41
Outstanding Equity Awards at Fiscal Year-End (Stock Awards)	42
Option Exercises and Stock Vested Table	43
Nonqualified Deferred Compensation Table (DCRP)	43
Nonqualified Deferred Compensation Table (EDCP)	44
Pension Benefits Table	45
Change in Control Agreements	46
Potential Payments Upon Termination or Change in Control	47

STOCK OWNERSHIP AND OTHER MATTERS
Common Stock Beneficially Owned by any Entity with 5% or More of Common Stock and Owned by Directors and Executive Officers	49
Section 16(a) Beneficial Ownership Reporting Compliance	50
Solicitation of Proxies	50

ii

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 26, 2016

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Camden National Corporation, a Maine corporation (the “Company”), for use at the 2016 Annual Meeting of Shareholders of the Company to be held on Tuesday, April 26, 2016 at 3:00 p.m. local time, at Point Lookout Conference Center, Hedges Hall, 67 Atlantic Highway, Lincolnville, Maine 04849 (together with any adjournments or postponements thereof, the “Annual Meeting” or the “Meeting”).

Only shareholders of record as of March 3, 2016 will be entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"). Each share is entitled to cast one vote for each of the four candidates to the Company’s Board of Directors and to cast one vote on each of the other matters to be voted on at the Annual Meeting. Cumulative voting is not permitted. As of the Record Date, 10,305,547 shares of the Company’s common stock, no par value (“Common Stock”), were outstanding and entitled to vote at the Annual Meeting. The Notice of Annual Meeting of Shareholders (the "Notice of Annual Meeting"), Proxy Statement and Proxy Card were first mailed to the Company’s shareholders on or about March 18, 2016 to solicit proxies for the Annual Meeting.

Quorum and Vote Required
The holders of one-third of the total number of outstanding shares of Common Stock entitled to vote, present in person or by proxy, are required for a quorum at the Annual Meeting.

If a quorum is present at the Annual Meeting, an affirmative vote for a majority of votes cast at the Annual Meeting is required to elect each of the four director nominees, and an affirmative vote of a majority of the votes cast at the Annual Meeting is required for all other matters presented at the Annual Meeting.

A broker non-vote occurs when a broker indicates on the proxy card that it does not have discretionary authority as to certain shares to vote on a particular matter. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, but will have no impact on the outcome of Proposal 1, Proposal 2, or Proposal 3.

Voting
The Board of Directors recommends a vote “FOR” the election of all four of its nominees for director; “FOR” approval of the compensation of the Company’s named executive officers; and “FOR” the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

To vote by proxy, you must complete, sign and return the enclosed proxy card. If you properly complete your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not direct a vote for each proposal, your proxy will vote your shares “FOR” each of the proposals set forth in the Notice of Annual Meeting for which you do not make a selection.

It is not anticipated that any matters will be presented at the Meeting other than as set forth in the accompanying Notice of Annual Meeting. However, if any other matters are presented properly at the Meeting, the proxy will vote your shares in accordance with the recommendations of the Board.

Voting by Mail.  Shareholders can ensure that their shares are voted at the Meeting by completing, signing, dating and mailing the enclosed proxy card in the enclosed postage-prepaid envelope.

Voting by Telephone or the Internet.  If you choose to vote by telephone or the Internet, instructions to do so are set forth on the enclosed proxy card. If you vote by telephone or the Internet, you do not have to mail in your proxy card, but your vote must be received by the voting deadline set forth on the proxy card.

If your shares are held by a bank, broker or other nominee, please follow the instructions provided with your proxy materials supplied by your bank or broker.

Revocability of Proxies
A proxy may be revoked at any time before it is voted at the Annual Meeting by:

•	Filing a written revocation of the proxy with the Secretary of the Company, John W. Holmes, Two Elm Street, Camden, Maine 04843;

•	Submitting a new signed proxy card bearing a later date or voting again by telephone or Internet (any earlier proxies will be revoked automatically); or

•
Attending and voting in person at the Annual Meeting, provided that you are the holder of record of your shares and have filed a written revocation of your grant of proxy with the Secretary of the Company as indicated above.

If you hold your shares in the name of a bank, broker, or other nominee, you will need to contact your nominee in order to revoke your proxy. If you hold your shares in “street name” through a broker or bank, you may only change your vote in person if you have a legal proxy in your name from Broadridge Financial Solutions or your bank or broker.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 26, 2016:

The Company’s Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2015 are available free of charge at www.cacannualmeeting.com.

In addition, the Company will provide, without charge upon the written request of any shareholder, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and the financial statement schedules, required to be filed with the United States Securities and Exchange Commission (“SEC”) for the fiscal year ended December 31, 2015. Requests should be directed to Camden National Corporation, Attn: Investor Relations, P.O. Box 310, Camden, Maine 04843.

PROPOSALS TO BE VOTED UPON AT ANNUAL MEETING

Election of Directors (Proposal 1)

The Company’s Board of Directors (the "Board") currently consists of thirteen members. Under the Company’s Articles of Incorporation, the Board is divided into three classes, with approximately one-third of the directors standing for election each year. At the Annual Meeting, four directors will be elected to serve for a term of three years and until each such director’s successor is duly elected and qualified. The Board has nominated David C. Flanagan, James H. Page, Ph.D., Robin A. Sawyer, CPA and Karen W. Stanley for election as directors. For more information about our nomination procedures please see “Corporate Governance and Risk Committee” on page 13.

For more information about the background of each of the Board's four nominees for director, please see “Current Board Members” on page 7.

The Company’s Bylaws require that, in uncontested elections, each director be elected by the majority of votes cast with respect to such director. In a contested election, where the number of nominees exceeds the number of directors to be elected, the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. We expect this year’s election to be an uncontested election, and that the majority vote standard will apply.

Under our Bylaws, each director annually submits an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote. In that situation, the Corporate Governance and Risk Committee would make a recommendation to the Board, within 30 days from the date the election results are certified, about whether to accept or reject the resignation, or whether to take other action, and the Board would act on the Corporate Governance and Risk Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. All of the Company's nominees for director for the Annual Meeting are currently serving on the Board.

THE BOARD OF DIRECTORS RECOMMENDS
THAT SHAREHOLDERS VOTE “FOR” ALL FOUR OF ITS NOMINEES FOR DIRECTOR.

Non-binding Advisory Vote on Compensation of the Company's Named Executive Officers (Proposal 2)

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board is submitting for shareholder approval, on an advisory basis, the compensation paid to the Company’s named executive officers as described in this Proxy Statement pursuant to Item 402 of Regulation S-K. As previously disclosed by the Company, the Board has determined that it will hold an advisory vote on executive compensation on an annual basis, and the next such shareholder advisory vote, following this vote, will occur at the 2017 Annual Meeting of Shareholders.

The resolution that is the subject of this proposal is a non-binding advisory resolution. Accordingly, the resolution will not have any binding legal effect regardless of whether or not it is approved and may not be construed as overruling a decision by the Company or the Board of Directors or to create or imply any change to the fiduciary duties of the Board. Furthermore, because this non-binding advisory resolution primarily relates to compensation of the named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit those decisions. However, the Compensation Committee intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

The Company has five named executive officers: Gregory A. Dufour, Deborah A. Jordan, Joanne T. Campbell, Timothy P. Nightingale and June B. Parent. The Company’s compensation program is designed to attract, motivate and retain its named executive officers, who are critical to the Company’s success, by offering a combination of base salary and annual and long-term incentives that are closely aligned to the annual and long-term performance objectives of the Company. Please see “Compensation Discussion and Analysis” beginning on page 22 for additional information about the Company’s executive compensation programs.

For these reasons, the Board of Directors recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders of Camden National Corporation hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.

THE BOARD OF DIRECTORS RECOMMENDS
THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2.

Ratification of the Appointment of Independent Registered Public Accounting Firm (Proposal 3)

The Board has appointed RSM US LLP ("RSM") (formerly McGladrey LLP) as the Company’s independent registered public accounting firm for the Company's 2016 fiscal year. Representatives of RSM are expected to attend the Annual Meeting. The representatives are expected to be available to respond to questions and will have an opportunity to make a statement, if they desire to do so.

The Company is asking shareholders to ratify the selection of RSM as its independent registered public accounting firm because it believes it is a matter of good corporate practice. If shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain RSM, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and shareholders.

Services Rendered By and Fees Paid To Independent Registered Public Accounting Firm.  The following table describes the services rendered by RSM and fees paid for such services by the Company for the year ended December 31, 2015, and the services rendered by Berry Dunn McNeil and Parker, LLC ("Berry Dunn"), the Company's predecessor independent registered public accounting firm, for the year ended December 31, 2014.

	For The Years Ended
	RSM	Berry Dunn
Type of Fee	December 31, 2015	December 31, 2014
Audit Fees(1)	$494,100	$226,600
Audit-Related Fees(2)	18,000	13,900
Tax Fees(3)	58,375	1,600
All Other Fees	—	—

(1)
The aggregate fees for professional services rendered for the audit of the Company’s annual financial statements in compliance with the Sarbanes-Oxley Act of 2002, internal control reporting under Sarbanes-Oxley Section 404, review of financial statements included in the Company’s Form 10-Qs, consent procedures, and audit requirements for the U.S. Department of Housing and Urban Development for supervised mortgagees.

(2)
The aggregate fees for assurance and related services rendered related to the performance of the audit or review of the Company’s financial statements. These services related primarily to the audit of the Company’s qualified retirement benefit plan and routine consulting on accounting matters.

(3)
The aggregate fees for professional services rendered for tax compliance, tax audit assistance, tax advice and tax planning. The nature of the services comprising the fees disclosed under this category is the review of compliance with reporting requirements.

No services were rendered for financial information systems design and implementation or internal audit.

The Audit Committee of the Board pre-approves all services provided by the principal accountant. Each service to be provided by the principal accountant is presented for pre-approval at the Audit Committee’s regular meeting or presented to the Chair of the Audit Committee for pre-approval under delegated authority and presented to the Audit Committee at its next regular meeting.

THE BOARD OF DIRECTORS RECOMMENDS
THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 3.

Other Matters

The proxy also confers discretionary authority with respect to any other business which may come before the Annual Meeting, including rules for the conduct of the meeting. The Board knows of no other matter to be presented at the meeting. It is the intention of the persons named as proxies to vote the shares to which the proxies relate according to their best judgment if any matters not included in this proxy statement come before the meeting.

BOARD OF DIRECTOR AND CORPORATE GOVERNANCE INFORMATION

Current Board Members
Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The ages of the board nominees and continuing directors have been presented as of December 31, 2015. Camden National Bank ("Bank") and Acadia Trust, N.A. ("Acadia Trust") are wholly-owned subsidiaries of the Company.

		First Year Elected or Appointed as Director of the:
Name	Age	Company	Bank	Acadia Trust	Term Expires
David C. Flanagan	61	2005	1998	n/a	2016
James H. Page, Ph.D.	63	2008	n/a	n/a	2016
Robin A. Sawyer, CPA	48	2004	n/a	n/a	2016
Karen W. Stanley	70	2008	2010	2013	2016
Craig S. Gunderson	52	2011	n/a	n/a	2017
John W. Holmes	70	1988	1988	n/a	2017
David J. Ott(1)	64	2015	2015	n/a	2017
John M. Rohman	69	2010	2007	2014	2017
Lawrence J. Sterrs(2)	62	2015	n/a	n/a	2017
Ann W. Bresnahan	64	1990	1990	2009	2018
Gregory A. Dufour(3)	55	2009	2004	2006	2018
S. Catherine Longley	61	2014	n/a	n/a	2018
Carl J. Soderberg(4)	53	2015	2015	n/a	2018

(1)	Mr. Ott was appointed as a director of the Company by the Board effective October 16, 2015 in conjunction with the acquisition of SBM Financial, Inc. ("SBM").

(2)	Mr. Sterrs was appointed as a director of the Company by the Board effective January 1, 2015.

(3)	Mr. Dufour serves as the President and Chief Executive Officer ("CEO") of the Company and Bank.

(4)	Mr. Soderberg was appointed as a director of the Company by the Board effective October 16, 2015 in conjunction with the acquisition of SBM.

Board Nominees

David C. Flanagan, 61
Director of Camden National Corporation since 2005

Camden National Corporation Committee Membership:	Career Highlights:
• Compensation Committee Chair • Audit Committee	• President, Viking Lumber, Inc. (Family-owned lumber and building supply business) • President, Pine Tree Products (A small custom sawmill)

Other Directorships:
• Camden National Bank

Experience and Qualifications: Mr. Flanagan is President of Viking Lumber, Inc. a family-owned lumber and building supply business operating for over 70 years. Viking Lumber currently employs over 200 people through its 10 locations throughout mid-coast, downeast and central Maine. Under Mr. Flanagan’s leadership, Viking Lumber has grown from a single location through organic growth and acquisitions. His knowledge of the Maine economy is extensive particularly in the areas of construction, housing and Maine’s overall business climate. He provides the Board with an important resource in planning for corporate strategy, acquisitions and thought leadership. As a business owner, he has significant experience in executive level decision making, employee relations and leadership which qualifies him for both his role as Chair of the Company’s Compensation Committee and member of the Company’s Audit Committee. His strong industry knowledge also contributes to his impact on the Bank’s Director’s Loan Review Committee. Mr. Flanagan currently and in the past has also served in board leadership roles on several non-profits.

_____________________________________________________________________________________________________

James H. Page, Ph.D., 63
Director of Camden National Corporation since 2008

Camden National Corporation Committee Membership:	Career Highlights:
• Technology Committee Chair	• Chancellor, The University of Maine System
• Former CEO of James W. Sewall Company (a consulting services business focused on forestry, engineering and geographic information management)

Experience and Qualifications: Dr. Page is the Chancellor of the University of Maine System and has executive oversight responsibilities for the overall governance and administration for the University of Maine System, including its seven campuses, law school, and associated programs and facilities. Through his role he is uniquely positioned to understand the challenges of the state of Maine. He is responsible for a significant number of employees, contract negotiations, multiple geographic locations and the challenge of operating a large entity. Dr. Page’s extensive expertise in education and business provide him the ability to contribute invaluable insight, strategic thought leadership and broad perspective to Board discussions. His background in technology through the James W. Sewall Company has also uniquely positioned him to Chair the Company’s Technology Committee. He is recognized as a leader statewide and provides his talents to many other organizations in the state and has received many awards for his professional and civic activity over the years.

______________________________________________________________________________________________________

Robin A. Sawyer, CPA, 48
Director of Camden National Corporation since 2004

Camden National Corporation Committee Membership:	Career Highlights:
• Audit Committee Chair • Capital Planning Committee
•  Vice President, Corporate Controller at WEX Inc.
•  Former Vice President, Corporate Controller at Fairchild Semiconductor
•  Former Director of Financial Planning and Reporting at Cornerstone Brands, Inc.
•  Former CPA at Baker, Newman & Noyes, LLC

Experience and Qualifications: Ms. Sawyer currently serves as the Vice President, Corporate Controller at WEX Inc. (NYSE: WEX), a publicly-traded company that has a market capitalization of $2.4 billion. Ms. Sawyer is a certified public accountant and is an asset as the Company’s designated “Financial Expert” under the NASDAQ rules. She previously served as the Vice President, Corporate Controller for more than ten years at Fairchild Semiconductor (NYSE: FCS), also based in Maine. Ms. Sawyer has extensive experience in merger and acquisition activity, corporate financial planning and analysis, equity compensation expense tracking and SEC financial reporting. In connection with her career experience, Ms. Sawyer has developed expertise in understanding financial statements and accounting methodologies which qualifies her as a “Financial Expert” and qualifies her to serve as Chair of the Company’s Audit Committee. Ms. Sawyer’s strong knowledge of the southern Maine market and broader global experience lends strategic and competitive support to the Company.

______________________________________________________________________________________________________

Karen W. Stanley, 70
Director of Camden National Corporation since 2008

Camden National Corporation Committee Membership:	Career Highlights:
• Governance and Risk Committee Chair • Compensation Committee • Capital Planning Committee • Technology Committee
•  Chair, Camden National Corporation
•  Chair, Camden National Bank
•  Former co-owners of Stanley Subaru
•  Former senior leader of Priority Management
•  Former sales manager / sales executive of Xerox
•  Former Vice President, Citibank, N.A.

Other Directorships:	Former Directorships:
• Camden National Bank • Acadia Trust, N.A.	• Union Bankshares Company

Experience and Qualifications: Prior to her retirement, Ms. Stanley co-founded and co-owned Stanley Subaru, a successful car dealership based in Ellsworth, Maine. Through this experience, Ms. Stanley co-led the company from its start-up to its eventual ownership transition. Ms. Stanley also held executive and senior level roles at other organizations. Her role at Priority Management focused on international training and development, which contributes to Ms. Stanley’s knowledge and understanding as to employee growth and development along with organizational development. Ms. Stanley previously held a senior level positions at Xerox and Citibank, N. A. where she gained personal banking, banking and finance knowledge, as well as sales and marketing skills. Ms. Stanley’s extensive business background, together with her experience on numerous boards and committees, has equipped her with the leadership and consensus-building skills necessary to serve as the Chair of the Board of Directors for Camden National Corporation and Camden National Bank. She currently spends her time focused on civic leadership by contributing her talents and skills to a number of state wide non-profit entities focused on the health and long term growth of the people of Maine.

______________________________________________________________________________________________________

Continuing Directors

Ann W. Bresnahan has been a full-time volunteer and civic leader since 1970. Ms. Bresnahan has served as trustee of PenBay Healthcare since 2005 and currently serves on the physicians and associates board. Ms. Bresnahan is a past Chair of PenBay Healthcare Foundation and continues to serve as a board member. Her past community involvement includes Camden Outing Club, Owls Head Transportation Museum, The Hurricane Island Outward Bound School, The Ethel Walker School, and the First Congregational Church. She is currently treasurer and board member of Partners for Enrichment.

Gregory A. Dufour has served as President and Chief Executive Officer ("CEO") of the Company since January 2009. Mr. Dufour joined the Company in April 2001 as Senior Vice President of Finance. In August of 2002, he assumed additional responsibility for Operations and Technology until December 2003. In January 2004, Mr. Dufour was named Chief Banking Officer for the Company and President and Chief Operating Officer for Camden National Bank, and in January 2006, he became President and CEO for Camden National Bank. He also serves on the board of directors of Camden National Bank and as Chairman of the board of directors of Acadia Trust. Prior to joining the Company, Mr. Dufour was Managing Director of Finance and a member of the Executive Operating Group for IBEX Capital Markets in Boston, Massachusetts. In addition to his experience at IBEX, Mr. Dufour held various financial management positions with FleetBoston Corporation and its affiliates, including Vice President and Controller of Debt Capital Markets, Controller of Investment Banking and Banking Group Controller. Mr. Dufour has served in various volunteer capacities on numerous community-related organizations and currently serves as trustee of Costal Healthcare Alliance system in Rockport, Maine and as trustee and vice chair of the board of Maine Health in Portland, Maine.

Craig S. Gunderson is President and Chief Executive Officer of Oxford Networks, headquartered in Lewiston, Maine. Prior to joining Oxford Networks in 2003, Mr. Gunderson was employed as Minnesota State Vice President for Frontier/Citizens Communications, where he was responsible for all facets of providing telecommunications services to 280,000 access lines in Minnesota and North Dakota. Mr. Gunderson serves as Chair of the Board and Chair of the Compensation, Governance and Executive Committees and serves on the Planning and Finance Committees of St. Mary's Hospital in Lewiston.

John W. Holmes is President and majority owner of Consumers Fuel Company in Belfast, Maine, a position he has held since 1977. Mr. Holmes has previously served as a director on various other boards, including the Belfast Free Library, Mid Coast Mental Health, Maine Broiler Festival, Maine Energy Marketers Association, Belfast Planning Board, Eastern Maine Development Corp., and the Belfast and Moosehead Lake Railroad.

S. Catherine Longley is the Senior Vice President for Finance and Administration and Treasurer at Bowdoin College in Brunswick, Maine, a position she has held since 2002. Prior to joining Bowdoin College, Ms. Longley served as the Commissioner of the Maine Department of Professional and Financial Regulation in the cabinet of former Governor Angus S. King, Jr. from 1995 - 2002. From 1983 - 1995, Ms. Longley practiced law at the firm of Verrill Dana LLP located in Portland, Maine as a partner in its corporate law department. Ms. Longley currently serves as a trustee of Wheaton College in Norton, Massachusetts, as a director of Maine Employers Mutual Insurance Company in Portland, Maine, and as a member of the subscribers advisory board to United Educators, a reciprocal risk retention group, in Chevy Chase, Maryland.

David J. Ott was with the Banknorth Group and its successor TD Bank from May 1999 to May 2007. He served in various capacities including President of the Maine franchise. He was formerly a senior bank officer of Fleet Bank of Maine and other Fleet subsidiaries. Mr. Ott also currently serves as a director of Maine Machine Products. He served as a director of SBM and The Bank of Maine until their acquisition by the Company.

John M. Rohman was employed by WBRC ArchitectsEngineers, headquartered in Bangor, Maine from 1973 until 2011, most recently as Chairman of the Board. A longtime Bangor resident, Mr. Rohman has won many awards for his extensive public service and numerous board activities that focus on education, the arts, economic development, and public policy. Mr. Rohman’s past community involvement includes serving as a president of the Bangor Region Chamber of Commerce, director for the National Folk Festival in Bangor, the Bangor Symphony Orchestra, and Maine Crafts Association. He was also a member of the Bangor City Council and served as the mayor of Bangor in 2001. He is currently a Husson University trustee.

Carl Soderberg is currently the President of Soderberg Company Inc., a construction company located in Caribou, Maine, a position he has held since 1992. Mr. Soderberg is also owner of Monica's Scandinavian Imports, York Street Complex, Inc, and owner of Nordic Properties, Inc. and a partner in C.S.S. Development Inc., both real estate development companies located in Caribou, Maine. Mr. Soderberg served as a director of The Bank of Maine, the wholly-owned subsidiary of SBM, until its acquisition by the Company.

Lawrence J. Sterrs currently serves as the Board Chair of UniTek, Inc. and its telecom subsidiary, UniTel, Inc., and formerly served as the Chief Executive Officer of each company. Mr. Sterrs began his career working with ConTel Corporation across the Northeast where he had executive management responsibility in network design and planning, and held various operation, legislative and regulatory positions in project management, management training and operations management. From 1991 to 1994, Mr. Sterrs worked at Berry Dunn McNeil and Parker, LLC as manager of telecommunication consulting. Mr. Sterrs has also served as the vice-chair of the Maine Telecommunications Infrastructure Steering Committee and a variety of other telecommunication steering committees. Mr. Sterrs has served as the Board Chair and Chief Executive Officer of the Unity Foundation since 2001, and also currently serves as a board member of the Telecommunications Association of Maine.

Corporate Governance Information
We operate within a comprehensive plan of corporate governance for the purpose of defining director independence, assigning Board responsibilities, setting high standards of professional and personal conduct for directors, officers, and employees, and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to our employees and officers. The Code covers compliance with law; fair and honest dealings with the Company, with competitors and with others; fair and honest disclosure to the public; and procedures for compliance with the Code. You can review our Code of Business Conduct and Ethics on our website located under the "Investors" tab at www.CamdenNational.com. Any material amendments to, or waivers of, the Code (to the extent applicable to the principal executive officer, principal financial officer or principal accounting officer) will be promptly disclosed.

Leadership Structure
The leadership structure of the Company is determined by the Corporate Governance and Risk Committee. The Corporate Governance and Risk Committee proposes director nominees to the Board for election by the shareholders, including any management directors. Except for the CEO of the Company, all directors of the Company are considered “independent” directors. The Chair of the Board is an independent director and, in accordance with the charter of the Corporate Governance and Risk Committee, serves as the Chair of the Corporate Governance and Risk Committee. Management directors do not serve as Chairs of any of the Board’s Committees nor do they regularly participate in the Corporate Governance and Risk Committee or Compensation Committee meetings. Upon a Chief Executive Officer’s retirement from his/her management role, his/her director role is concurrently retired as well. The Corporate Governance and Risk Committee nominate the Chair role for election by the entire Board. The independent directors meet in executive session directly after board meetings periodically to ensure that there is adequate oversight of management and to ensure that there is ample time to assess the Company’s activities separate from management. The Corporate Governance and Risk Committee feels strongly that this leadership structure is prudent and provides sufficient segregation and independence.

Shareholder Communication with the Board
Our shareholders may communicate directly with the members of the Board of Directors by writing directly to those individuals c/o Camden National Corporation at the following address: Two Elm Street, Camden, Maine 04843. Our policy is to forward, and not to intentionally screen, any mail received at our corporate office that is sent directly to an individual director.

Shareholder Director Nominations
Nominations for election to the Company’s Board of Directors may be made by any shareholder of the Company. Such nominations must be made in writing and delivered or mailed to the Secretary of the Company no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days before, or delayed by more than 60 days after, such anniversary date, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The notice is required to set forth all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). In addition, the nominating shareholder shall furnish (a) as to the nominating shareholder and the beneficial owner, if any, on whose behalf the proposal is made the name and residence address of the nominating shareholder; and (b) the number of shares of Common Stock owned by the nominating shareholder. The Chairperson presiding at the Annual Meeting may disregard any nominations not made in accordance with these provisions, and may instruct the inspector of election to disregard all votes cast for such nominee.If a shareholder should propose a candidate, we anticipate that the Corporate Governance and Risk Committee would evaluate that candidate on the basis of the criteria noted above. For additional information, please refer to Section 2.1 of our Bylaws and to “Shareholder Proposals for Next Annual Meeting” below.

Shareholder Proposals for Next Annual Meeting
Shareholder proposals submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 for inclusion in the Company’s proxy statement and form of proxy for the 2017 Annual Meeting of Shareholders must have been received by the Company by November 8, 2016. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy. Shareholders may also propose business to be brought before an annual meeting pursuant to our Bylaws. Under our Bylaws, to be timely, a shareholder’s notice for the 2017 Annual Meeting of Shareholders must be received by the Company no earlier than December 27, 2016 and no later than January 26, 2017.

Director Attendance at Meetings of the Board and its Committees and Annual Shareholder Meeting
During 2015, the Board of Directors of the Company held ten regular meetings and five special meetings. Each of the directors attended at least 75% of the total number of meetings of the Company’s Board and the committees of the Company Board on which he or she served during the year. Although we do not have a formal policy regarding attendance by members of the Board of Directors at annual meetings of shareholders, we expect that our directors will attend the Annual Meeting, even though we recognize that directors occasionally may be unable to attend for personal or professional reasons. In 2015, nine of the directors attended the annual meeting of shareholders.

The Board has five standing committees: an Audit Committee, a Compensation Committee, a Capital Planning Committee, a Technology Committee and a Corporate Governance and Risk Committee. The following table sets forth the members of the Board and the committees of the Board on which they served at December 31, 2015.

Name of Director	Corporate Governance and Risk	Audit	Compensation	Capital Planning	Technology
Non-Employee Directors:
Ann W. Bresnahan	Member	Member
David C. Flanagan		Member	Chair
Craig S. Gunderson	Member		Member
John W. Holmes			Member
S. Catherine Longley				Chair
David J. Ott		Member
James H. Page					Chair
John M. Rohman	Member
Robin A. Sawyer		Chair		Member
Carl J. Soderberg	Member
Karen W. Stanley	Chair		Member	Member	Member
Lawrence J. Sterrs(1)					Member
Employee Directors:
Gregory A. Dufour				Member	Member
(1) Effective January 1, 2016, Mr. Sterrs was appointed to serve as a member of the Compensation Committee.

Corporate Governance and Risk Committee
The Company believes that a key element of effective risk management is strong corporate governance, and accordingly has combined the oversight of these areas in a single committee, the Corporate Governance and Risk Committee. This committee proposes director nominees to the Board for election by the shareholders; oversees the annual evaluation of the Board, management and Board committees; oversees the Company’s risk management program; and reviews the adequacy of the Company’s Articles of Incorporation and By-laws.

The Corporate Governance and Risk Committee assists the Board of Directors by identifying and recommending individuals qualified to serve as directors of the Company, and as chairs and members of committees of the Board of Directors. The Corporate Governance and Risk Committee is also responsible for certain corporate governance practices, including the development of ethical conduct standards for our directors, officers and employees and an annual evaluation to determine whether the Board of Directors and its committees are functioning effectively.

The Corporate Governance and Risk Committee expects to identify nominees to serve as directors of the Company primarily by accepting and considering the suggestions and nominations made by directors, management and shareholders. To date, the Corporate Governance and Risk Committee has not engaged any third parties to assist in identifying candidates for the Board of Directors. In general, the Corporate Governance and Risk Committee would expect to re-nominate incumbent directors who express an interest in continuing to serve on the Board. The Corporate Governance and Risk Committee has established minimum qualifications for recommended nominees that include evaluating nominees for directors based on their integrity, judgment, independence, financial and business acumen, relevant experience and ability to represent and act on behalf of all shareholders, as well as the needs of the Board of Directors. In addition to any other standards the Corporate Governance and Risk Committee may deem appropriate from time to time for the overall structure and composition of the Board, the Corporate Governance and Risk Committee may consider the following factors when recommending that the Board select persons for nomination:

•
whether the nominee has direct experience in one of the following six areas: (1) accounting, (2) technology, (3) investment management/wealth management, (4) law/legal, (5) marketing, or (6) business management/business educator/CEO or in the financial services industry; and

•
although the Company does not have a diversity policy, the Corporate Governance and Risk Committee may consider whether the nominee, if elected, assists in achieving a mix of Board members that represent a diversity of background and experience and diversity in terms of gender, ethnicity and age.

The Corporate Governance and Risk Committee also oversees the risk management practices and oversight for the Company. The Corporate Governance and Risk Committee annually reviews the Company’s Risk Management Policy, and semi-annually the Risk Assessment Process, and then recommend the policy to the Board for approval. It is the intent of the Company and its Board of Directors to ensure, through this Policy, which identifies our major areas of risk, and related policies, procedures and programs to manage those risks, that it has a sound enterprise risk management program that identifies, measures, monitors, mitigates and controls risk in the Company’s systems, processes, and people. Direct oversight and responsibility for the Company’s Risk Management Program is delegated to the Executive Vice President ("EVP") of Risk Management, who is a member of executive management. This structure reflects the Company’s commitment to risk management. The EVP of Risk Management reports to the President and CEO of the Company and provides reports and serves as management’s liaison to both the Corporate Governance and Risk Committee and the Audit Committee. The Company’s Risk Management Program is designed to provide sufficient information to management and the Board of Directors to assist them in properly and adequately evaluating the Company’s compliance with the Risk Management Program.

There can be no assurance that the Board’s risk oversight structure has identified and addressed every potential material risk, and there may be additional risks that could arise in the Company’s business. Both known and unknown risks could result in potential material financial and/or business losses despite the Board’s efforts to oversee risk.

The Corporate Governance and Risk Committee held four meetings during 2015. The Corporate Governance and Risk Committee operates under a written charter, a copy of which is available on the Company’s website under the "Investor" tab at www.CamdenNational.com.

Audit Committee
The Audit Committee assists the Board of Directors in overseeing, among other things, the integrity of the Company’s financial reports, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent accountants, and the performance of the Company’s internal audit function and independent accountants. The Audit Committee meets each quarter with the Company’s independent accountants and management to review the Company’s interim financial results before the publication of quarterly earnings press releases. On a quarterly basis, the Audit Committee also reviews the adequacy of the Company’s internal controls and summaries of regulatory examinations to assess the Company’s program for complying with laws and regulations. The Audit Committee also meets separately each quarter in executive session with the independent accountants. The Audit Committee oversees and approves the selection and performance of the internal auditors and reviews and approves the Company’s internal audit plan. Annually, the Audit Committee also reviews and updates the committee charter, reviews and evaluates their performance, and participates in the preparation of the audit report contained in this Proxy Statement.

The Audit Committee has established procedures for the receipt, treatment and retention of complaints on a confidential basis. We encourage employees and third-party individuals and organizations to report concerns about our internal accounting controls or auditing matters. The Audit Committee Complaint Procedures are reviewed and approved annually by the Audit Committee, a copy of which is available on the company’s website under the "Investor" tab at www.CamdenNational.com.

The Board of Directors has determined that all four members of the Audit Committee satisfy the financial literacy requirements of the NASDAQ listing standards. Additionally, the Board of Directors has determined that Ms. Sawyer, CPA, qualifies as an “audit committee financial expert” as defined by the SEC rules. This Committee met ten times during 2015. The Audit Committee operates under a written charter, a copy of which is available on the Company’s website under the "Investor" tab at www.CamdenNational.com.

Report of the Audit Committee
In accordance with the Audit Committee charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management is responsible for preparing the financial statements and for designing and implementing the reporting process, including the system of internal controls, and has represented to the Audit Committee that such financial statements were prepared in accordance with U.S. generally accepted accounting principles. The independent registered public accounting firm is responsible for expressing opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, together and separately, the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for 2015.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16 of the Public Company Accounting Oversight Board’s (“PCAOB”) Auditing Standards, Communications with Audit Committees, and related interpretations and rules. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from the Company and its management, including the matters in the written disclosures and letter which were received by the Audit Committee from the independent registered public accounting firm as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditors’ independence, and concluded that the auditors are independent.

During 2015, the Audit Committee performed all its duties and responsibilities under the Audit Committee Charter. In addition, based on the reports and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements of the Company for 2015 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC. Respectfully submitted by the members of the Audit Committee of the Board:
Robin A. Sawyer, CPA, Chairperson
Ann W. Bresnahan
David C. Flanagan
David J. Ott

The foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the SEC and should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Compensation Committee
The Compensation Committee assists the Board of Directors in discharging the Board’s responsibilities relating to compensation of the Company’s directors and named executive officers, and oversees the Company’s overall compensation and benefit programs. The Compensation Committee also reviews the Company’s incentive compensation and other equity plans and recommends changes to the plans as needed. The Compensation Committee reviews components of the compensation plans for the Company’s CEO and other executive officers, including base salary, annual incentive, long-term incentives, benefits and other elements of compensation. In addition to reviewing competitive market factors, the Compensation Committee also examines the total compensation mix, and how each of the elements, in the aggregate, comprise the executive’s total compensation package. Decisions by the Compensation Committee with respect to the compensation of the named executive officers are approved by the full Board of Directors.

The Compensation Committee met seven times during 2015. The Compensation Committee operates under a written charter, a copy of which is available on the Company’s website under the "Investor" tab at www.CamdenNational.com.

In 2015, Messrs. Flanagan (Chair), Gunderson, and Holmes and Ms. Stanley served as members of the Compensation Committee for the calendar year 2015. No member of the Compensation Committee was an officer, employee or former employee of the Company. Mr. Gunderson is President and Chief Executive Officer of Oxford Networks, which provided services to The Bank of Maine, the wholly-owned subsidiary of SBM. The Company assumed the contract with Oxford Networks in connection with the closing of the SBM acquisition. In 2015, the Company paid $5,000 in fees to Oxford Networks, and in January 2016, the Company paid $297,000 in contract termination fees, an amount that was less than 5% of Oxford Networks' gross revenues. The Board considered Mr. Gunderson's relationship with Oxford Networks in determining that he was an independent director.

In January 2016, Mr. Sterrs was appointed to the Compensation Committee, increasing the membership to five members.

Compensation Committee Interlocks and Insider Participation
The current members of the Compensation Committee are Messrs. Flanagan, Gunderson, Holmes and Sterrs and Ms. Stanley. None of these persons has served as an officer or employee of the Company. None of these persons had any relationships with the Company requiring disclosure under applicable rules and regulations of the SEC.

Capital Planning Committee
The Capital Planning Committee assists the Board of Directors in discharging the Board’s responsibilities relating to management of capital for the Company and its subsidiaries, and coordinates capital generation and deployment activities. The Committee is also responsible for ensuring compliance with regulations pertaining to capital structure and levels. This Committee met three times during 2015.

Technology Committee
The Technology Committee assists the Board of Directors in discharging the Board’s responsibilities relating to management of technology efforts to meet current strategic needs as well as position itself to anticipate future requirements that are a result of organizational growth and technology innovations. This Committee met three times during 2015.

Director Qualifications and Experience
The table below identifies the specific experience, qualifications, attributes and skills that led to the conclusion by the Board of Directors that each director nominee should serve as a director of the Company. The following table identifies the specific experience, qualifications, attributes and skills that the Board of Directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director. The Corporate Governance and Risk Committee and the Board of Directors did not currently evaluate whether these directors should serve as directors, as the terms for which they have been previously elected continue beyond the Annual Meeting. This information supplements the biographical information previously provided. In addition to the information presented below regarding each person’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he or she should serve as a director, we also believe all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and its shareholders. Note that each director has been designated by a corresponding number within director qualifications and experience table below as follows:

(1)	Ann W. Bresnahan	(8)	James H. Page, Ph.D.
(2)	Gregory A. Dufour	(9)	John M. Rohman
(3)	David C. Flanagan	(10)	Robin A. Sawyer, CPA
(4)	Craig S. Gunderson	(11)	Carl J. Soderberg
(5)	John W. Holmes	(12)	Karen W. Stanley
(6)	S. Catherine Longley	(13)	Lawrence J. Sterrs
(7)	David J. Ott

Director Qualifications and Experience Table

	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)	(12)	(13)
Diversity
Male		✓	✓	✓	✓		✓	✓	✓			✓	✓
Female	✓					✓				✓	✓
Business Experience
General Business Acumen	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial Services Industry Knowledge		✓				✓	✓			✓	✓	✓
Experience in Managing Growth		✓	✓	✓	✓		✓	✓	✓	✓	✓	✓	✓
Experience in Organization Development	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Executive Experience & Knowledge	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial Service Experience		✓					✓
Audit, Compensation or Corporate Governance Experience	✓	✓		✓		✓	✓			✓	✓	✓	✓
Regulatory Experience		✓		✓		✓	✓			✓	✓	✓
Large Shareholder Relationship Experience		✓		✓
Well Connected to the Community	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Professional Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Collegiality	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Industry Experience
Accounting		✓								✓			✓
Merchandising			✓		✓						✓
Insurance						✓
Technology		✓		✓				✓	✓				✓
Asset Management	✓	✓								✓		✓	✓
Community Relations	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Law						✓
Management		✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Board Evaluations
Each year, each committee completes a self-assessment of the committee’s performance and reports the findings to the full Board. All nominees who are members of the Board are peer evaluated and complete a self-evaluation which is reviewed by the Corporate Governance and Risk Committee when recommending a slate of candidates to be nominated by the full Board. On a periodic basis, Board members complete a confidential survey provided through an outside firm which solicits feedback from our directors with respect to the effectiveness of the Board.

Mandatory Director Retirement
The Company has a policy that requires directors to retire from the Board of Directors immediately upon reaching the age of 72.

Director Stock Ownership Guidelines
The Company’s Bylaws require directors to beneficially own shares of stock of the Company having a market value of $50,000 (“Qualifying Shares”). The Board of Directors may, in its discretion, permit a director to satisfy the Qualifying Shares requirement by agreeing to purchase, within 90 days of such person’s election as a director, at least 100 shares of stock of the Company and applying 100% of such person’s directors fees, after taxes, to purchasing the balance of the Qualifying Shares, subject to trading window requirements.

Director Independence
Our Board has determined that the following directors, constituting 12 of the Company’s 13 directors, are each an “independent director” as such term is defined in NASDAQ’s listing standards: Messrs. Flanagan, Gunderson, Holmes, Ott, Page, Rohman, Soderberg and Sterrs; and Mses. Bresnahan, Longley, Sawyer, and Stanley. Our Board also has determined that each member of the Audit Committee, the Compensation Committee, and the Corporate Governance and Risk Committee meets the independence requirements applicable to those committees as prescribed by NASDAQ, the SEC, the Internal Revenue Service ("IRS"), and applicable committee charters.

Director Compensation
The following table shows, for the year ended December 31, 2015, information on compensation earned by or awarded to each non-employee director who served on the Company’s Board during 2015.

Name	Fees Earned or Paid in Cash by Company ($)	Fees Earned or Paid in Cash by Subsidiaries ($)		Stock Awards(1)(7) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)	All Other Compensation ($)	Total ($)
Ann W. Bresnahan	$34,500	$12,300	(3)(4)	$10,000	$—	$—	$—	$—	$56,800
David C. Flanagan	45,450	3,100	(4)	10,000	—	—	—	—	58,550
Craig S. Gunderson	31,200	500	(5)	10,000	—	—	—	—	41,700
John W. Holmes	29,200	3,100	(4)	10,000	—	—	—	—	42,300
S. Catherine Longley	26,075	500	(5)	10,000	—	—	—	—	36,575
David J. Ott	4,933	500	(4)	5,833	—	—	—	—	11,266
James H. Page	26,575	2,500	(4)	10,000	—	—	—	—	39,075
John M. Rohman	26,750	12,800	(3)(4)	10,000	—	—	—	—	49,550
Robin A. Sawyer	41,000	1,000	(5)	10,000	—	—	—	—	52,000
Carl J. Soderberg	2,458	500	(4)	5,833	—	—	—	—	8,791
Karen W. Stanley	51,525	20,800	(3)(4)(6)	10,000	—	—	—	—	82,325
Lawrence J. Sterrs	24,250	500	(5)	13,333	—	—	—	—	38,083

(1)
The amounts shown reflect the aggregate grant date fair value of restricted shares granted during 2015, determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718. These amounts do not represent the actual amounts paid to or realized by the directors during 2015. Pursuant to SEC rules, these amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 17 of the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 regarding assumptions underlying valuation of equity awards. We maintain an Independent Directors' Equity Compensation Program, which is a sub-plan under the 2012 Equity and Incentive Plan. Under this plan, the independent directors of the Company each receive restricted shares of Company stock on an annual basis equal to $10,000, determined based on the closing share price of a share of Company stock on the date of issuance and vest based on the terms set by the Compensation Committee annually. In addition to the $10,000 restricted share award issued to Mr. Sterrs for 2015, he received a pro-rata portion of the $10,000 restricted share award granted to Board members for 2014 in January 2015 (such portion equal to $3,333). Mesrrs. Ott and Soderberg each received a pro-rata portion of the $10,000 restricted share award granted to Board members for 2015 as they joined the Board in October 2015 upon completion of the acquisition of SBM (such portions equal to $5,833).

(2)
We maintain a Directors Deferred Compensation Plan. Under this plan, deferred amounts are valued based on corresponding investments in certain investment funds which may be selected by the director. No plan earnings are considered to be “above-market” or “preferential” and as such no amounts are reported in this column.

(3)	Includes fees received as a director of Acadia Trust.

(4)	Includes committee fees received from Camden National Bank.

(5)	Includes committee fees received from Camden National Bank for an educational session.

(6)	Includes fees received as Chair of Camden National Bank.

(7)
Each director received 261 shares of Company stock on May 1, 2015 based on the Company's closing share price of $38.36 per share. In addition to the share award issued on May 1, 2015, Mr. Sterrs received 84 shares of Company stock on

January 1, 2015 based on the Company's closing share price of $39.84 per share on December 31, 2014 for his pro-rata portion of the restricted share award granted to Board members for 2014. Mesrrs. Ott and Soderberg each received 147 shares on October 27, 2015 based on the Company's closing share price of $39.77 for their pro-rata portion of the restricted share award granted to Board members for 2015 as they joined the Board in October 2015 upon completion of the acquisition of SBM.

Director Retainer Fees, Meeting Fees and Equity Grants
Our directors who are also employees do not receive any compensation for serving as directors on our Board or as members of committees thereof. Historically, the Company has used cash retainers and per meeting fees to attract and retain qualified candidates to serve on the Board. In 2015, the Compensation Committee, with the assistance of Pearl Meyer & Partners, LLC ("Pearl Meyer") serving as the compensation consultant to the Compensation Committee, researched and analyzed director compensation comparing to the Company's proxy peer group. Findings showed that average compensation for the Company's directors (including cash paid for by the Company, Bank, and Acadia Trust and equity awards) ranked slightly above the 25th percentile among the Company's peer group (the same group of banks used to assess executive pay discussed on page 27). The findings demonstrated the Company's director compensation program is well-structured and serves to reward activity and leadership. The Company's mix of compensation elements generally aligns with the peer group norm. The Company's practice of granting equity aligns with its peer group (nearly 60% of its peers grant company equity awards annually) and is considered best practice across the broader market.

The following table outlines retainer fees, meeting fees and equity grants paid to directors of the Company, Bank and Acadia Trust in 2015:

Compensation Components	Annual Retainer		Meeting Fee	Annual Equity Grant
	Chair	Member
Camden National Corporation Board of Directors	$15,000	$8,750	$1,000	$10,000
Camden National Bank Board of Directors
Directors of Bank only	—	5,600	600	4,000
Directors of both the Company and Bank	10,000	—	—	—
Acadia Trust Board of Directors	10,000	5,600	600	—
Audit Committee	7,500	—	825	—
Compensation Committee	7,500	—	825	—
Other Committees including: (i) Capital Planning; (ii) Corporate Governance and Risk; (iii) Technology; and (iv) Camden National Bank Committees	—	—	500	—

Effective January 1, 2016, the Board of Directors approved an increase in the annual retainer fees paid for services as the chair of the Board of Directors of the Company and as chair of the Board of Directors of the Bank, as well as the chair of the Audit Committee. Effective January 1, 2016, the annual retainer fee for serving as the chair of the Board of Directors of the Company was increased from $15,000 to $25,000, the chair of the Board of the Directors of the Bank was increased from $10,000 to $15,000, and the chair of the Audit Committee was increased from $7,500 to $10,000. The annual retainer increases were designed to align the fees paid by the Company for services closer to the median (50th percentile) of those paid by the Company's peer group.

Directors Deferred Compensation Plan
The Company maintains a Directors Deferred Compensation Plan under which each non-employee director of the Company and the Bank may elect to defer all or a portion of his or her annual retainer and/or chair and meeting fees. Under the Directors Deferred Compensation Plan, a participating director may elect from various payment alternatives, but full payout must occur no later than the tenth anniversary of the director’s separation from service. Deferred amounts are valued based on corresponding investments in certain investment funds (similar to those offered in our Company’s 401(k) Plan) which may be selected by the director. The Directors Deferred Compensation Plan is a nonqualified deferred compensation plan under which distributions are made from the general assets of the Company under the direction and oversight of the Compensation Committee.

Related Party Transactions
No nominee for director, other continuing director or executive officer of the Company engaged in any transaction, or series of transactions, with the Company or any of its subsidiaries during 2015 in which the amount involved, exceeded or exceeds $120,000, other than the financial transactions described below.

The Company’s nominees for directors, continuing directors and executive officers, members of the immediate family of continuing directors and executive officers, and entities which directors, continuing directors or executive officers control (other than subsidiaries of the Company), have had, and are expected to have in the future, loan transactions with one or more of the Company’s subsidiaries. As of December 31, 2015, the outstanding loans, including unused commitments, by the Company’s subsidiary bank to the Company’s nominees for directors, continuing directors and executive officers amounted to an aggregate of approximately $16.6 million. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

All loans made by the Company and its bank subsidiary to directors and executive officers are regulated by the Company’s federal regulators. These regulations (known as “Regulation O”) set forth various practices and reporting requirements for loans to directors and officers. In addition, the Sarbanes-Oxley Act of 2002 permits banks and bank holding companies to extend credit to their directors and officers provided that such extensions of credit are (a) made or provided in the ordinary course of the consumer credit business of such issuer; (b) of a type that is generally made available by such issuer to the public; and (c) made by such issuer on market terms, or terms that are no more favorable than those offered by the issuer. We have adopted written policies to implement the requirements of Regulation O, which restricts the extension of credit to directors and executive officers and their family members and other related interest. Under these policies, extensions of credit that exceed regulatory thresholds must be approved by the Board of Directors of the appropriate subsidiary. We believe that all extensions of credit to our directors and officers satisfy the foregoing conditions.

Mr. Gunderson is President and Chief Executive Officer of Oxford Networks, which provided services to The Bank of Bank, the wholly-owned subsidiary of SBM. The Company assumed the contract with Oxford Networks in connection with the closing of the SBM acquisition. In 2015, the Company paid $5,000 in fees to Oxford Networks, and, in January 2016, the Company paid $297,000 in contract termination fees, an amount that was less than 5% of Oxford Networks’ gross revenues. The Board considered Mr. Gunderson’s relationship with Oxford Networks in determining that he was an independent director.

EXECUTIVE OFFICER INFORMATION

Current Executive Officers
The Executive Officers of the Company and Bank, and their ages as of December 31, 2015 are:

Name	Position with Company or Bank	Age
Gregory A. Dufour	President and Chief Executive Officer	55
Deborah A. Jordan, CPA	Executive Vice President, Chief Operating Officer and Chief Financial Officer	50
Joanne T. Campbell	Executive Vice President, Risk Management	53
Edmund M. Hayden III	Executive Vice President, Chief Credit Officer	60
Timothy P. Nightingale	Executive Vice President, Senior Loan Officer	58
June B. Parent	Executive Vice President, Retail Banking	52

Mr. Dufour's biographical information appears on page 10.

Deborah A. Jordan joined the Company in September 2008 as Senior Vice President, Chief Financial Officer ("CFO"), and Principal Financial and Accounting Officer and was promoted to EVP in January 2011. Effective January 1, 2015, Ms. Jordan was promoted to Chief Operating Officer ("COO"), and continues to serve as CFO, and Principal Financial and Accounting Officer. Ms. Jordan was previously EVP and CFO of Merrill Merchants Bancshares, Inc. in Bangor, Maine, from January 1993 to August 2008. Ms. Jordan worked at Arthur Andersen & Co. from 1987 to 1992. Ms. Jordan currently serves on the Boards of the Camden Public Library and Seven Islands Land Management Company.

Joanne T. Campbell joined the Company in 1996 as Vice President, Manager of Residential Real Estate. She was promoted to Senior Vice President, Compliance, Audit & CRA in 2002, and then to Senior Vice President, Risk Management in 2005 and to Executive Vice President ("EVP") in January 2011. Ms. Campbell currently serves as Chair of the board for Community Housing of Maine and is a member of the ABA Risk Management Forum Advisory Board.

Edmund M. Hayden III joined Camden National Bank as Executive Vice President and Chief Credit Officer upon completion of the merger of Camden National Corporation and SBM on October 16, 2015. Prior to joining Camden National Bank, Mr. Hayden served as the Chief Risk Officer and Chief Credit Officer of The Bank of Maine since 2011. Previously he was the Executive Vice President and Executive Credit Officer for TD Bank, NA (“TD”) covering the New England and Long Island markets. Mr. Hayden worked for TD (formerly TD Banknorth, NA) for 18 years (1992-2010) primarily in commercial banking. Prior to TD, Mr. Hayden worked for three years as the Senior Lending Officer for Martha’s Vineyard National Bank, and prior to that Mr. Hayden held a variety of positions primarily in commercial lending at Bank of Boston (formerly Bank of Vermont) from 1980 to 1989.
Timothy P. Nightingale joined the Company in March 2000 as Regional Vice President of UnitedKingfield Bank. In 2001, Mr. Nightingale was named Senior Lending Officer at UnitedKingfield Bank and was promoted to Senior Vice President in 2003. In September 2006, the Company merged UnitedKingfield Bank into Camden National Bank, at which time Mr. Nightingale was named Senior Vice President, Senior Lending Officer for Camden National Bank. In January 2011, he was promoted to EVP. Mr. Nightingale serves on the board of directors for Maine Technology Institute and is a member of the Bank Advisory Committee for the Finance Authority of Maine.

June B. Parent rejoined the Company in July 1995 and was promoted to Vice President of Human Resources in 1999. In December 2003, she made a career change to the retail banking division of the Bank and was promoted to Senior Vice President and Senior Retail Banking Officer. In January 2011, she was promoted to EVP. Ms. Parent is a past Board President of the Penobscot Bay Regional Chamber of Commerce and currently serves on the New England Insurance Trust.

All of the executive officers will hold office at the discretion of the Company’s Board of Directors. There are no arrangements or understandings between any of the directors, officers or any other persons pursuant to which any of the above directors have been selected as directors, or any of the above officers have been selected as officers. There are no “family relationships” among the directors and executive officers, as the SEC defines that term.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with executive management the Compensation Discussion and Analysis that immediately follows this report, required by Item 402(b) of SEC Regulation S-K. Based on the review and discussion, the Compensation Committee recommended to the Board that the 2015 Compensation Discussion and Analysis be included in the Proxy Statement and incorporated as referenced in our Annual Report on Form 10-K for the year ended December 31, 2015. Respectfully submitted by the members of the Board Compensation Committee:

David C. Flanagan, Chairman
Craig S. Gunderson
John W. Holmes
Karen W. Stanley
Lawrence J. Sterrs

Compensation Discussion and Analysis

Overview
Our compensation structure reflects our commitment to link pay to performance, protect shareholder interests, and provide market-based compensation that will attract and retain highly talented executives critical to the success of the Company. The structure emphasizes at-risk incentive awards that vary with our financial results, and the award criteria are based on achieving our strategic plan initiatives. The Compensation Committee (the "Committee") evaluates the Company’s compensation programs and related components on an ongoing basis and makes adjustments to our compensation structure, consistent with our compensation philosophy and objectives, as the Committee determines to be appropriate to maintain the Company’s competitive position. The Committee intends this Compensation Discussion and Analysis to provide full, transparent disclosure of what we believe to be a comprehensive, carefully designed compensation structure that drives long-term shareholder value. Addressed in the discussion are the compensation determinations for the Company’s named executive officers and the rationale for those determinations. Beginning on page 38 are compensation tables for the named executive officers that provide more detailed information.

Financial Highlights
The Company had another strong year financially, highlighted by the acquisition of SBM, the parent company of The Bank of Maine, which was completed on October 16, 2015. The Company reported a 16% increase in core operating earnings, which excludes $10.4 million of one-time acquisition-related costs, for the year ended December 31, 2015 over 2014 to $28.2 million and an 8% increase in core diluted earnings per share ("EPS") for 2015 over 2014 to $3.49 per share. The Company reported net income and diluted EPS, as presented in accordance with generally accepted accounting principles in the United States ("GAAP"), for the year ended December 31, 2015 of $21.0 million and $2.60 per share, respectively, representing decreases compared to the year ended December 31, 2014, due to the one-time acquisition-related costs and the issuance of 2.7 million common shares of the Company in connection with the Company's acquisition of SBM.

Total assets at December 31, 2015 reached $3.7 billion compared to $2.8 billion last year. The significant increase over the the amount for last year was due to the SBM acquisition with total assets acquired of $840.1 million and organic asset growth during the year of $79.9 million, or 3%. The loan portfolio grew $102.4 million, or 6%, organically in 2015, and, in combination with the acquisition of $615.2 million of SBM loans, reached $2.5 billion at December 31, 2015.

Total deposits at December 31, 2015 reached $2.7 billion compared to $1.9 billion last year. The significant increase over last year reflects the SBM acquisition with total deposits of $687.0 million and organic deposit growth of $107.3 million, or 6%. Additionally, the Company issued $15.0 million of subordinated debt in October 2015 for general corporate purposes, including for the provision of additional liquidity and working capital.

The Company continues to maintain a strong capital position, even after the SBM acquisition, highlighted by risk-based capital ratios in excess of the regulatory levels required for an institution to be considered “well capitalized”. At December 31, 2015, the Company’s total risk-based capital ratio, Tier I risk-based capital ratio, common equity Tier I risk based capital ratio, and Tier I leverage capital ratio was 12.98%, 11.58%, 10.42%, and 8.74%, respectively.

The following table highlights the key financial metrics and ratios for the Company compared to prior year:

	At or For The Year Ended December 31, 2015		Change
(Dollars in thousands, except per share data)	2015	2014	$	%
Net income	$20,952	$24,570	$(3,618)	(15)%
Core operating earnings(1)	28,186	24,277	3,909	16%
Diluted earnings per share	2.60	3.28	(0.68)	(21)%
Core diluted earnings per share(1)	3.49	3.24	0.25	8%
Cash dividends per share	1.20	1.11	0.09	8%
Book value at end of period	35.54	33.01	2.53	8%
Tangible book value at end of period(1)	25.33	26.52	(1.19)	(4)%
Total assets	3,709,871	2,789,853	920,018	33%
Total loans and loans held for sale	2,501,164	1,772,610	728,554	41%
Total deposits	2,726,379	1,932,097	794,282	41%
Total shareholders' equity	363,190	245,109	118,081	48%
Return on average assets	0.70%	0.92%	(0.22)%	(24)%
Core return on average assets(1)	0.94%	0.90%	0.04%	4%
Return on average equity	7.54%	10.37%	(2.83)%	(27)%
Core return on average tangible equity(1)	13.20%	13.30%	(0.10)%	(1)%
Efficiency ratio	61.13%	61.58%	0.45%	1%

(1)	The following is a non-GAAP measure and should be reviewed in conjunction with the Company's 2015 Annual Report on Form 10-K.

Executive Summary
The Committee believes executive compensation must be linked with the Company’s performance and aligned with the interests of the Company’s shareholders. In addition, executive compensation needs to be designed to allow the Company to recruit, retain and motivate employees who play a significant role in the organization’s current and future success.

One of the Committee’s goals is to focus management on the Company’s long-term performance. The Committee believes long-term equity awards are effective tools for aligning management and shareholder interests in order to increase overall shareholder value. In addition, executives, including the named executive officers, are responsible for implementing long-term initiatives for the Company that, by definition, take more than one fiscal year to accomplish. Stability and continuity among the executives aids the Company in its implementation of such long-term initiatives. However, a portion of the named executives', including the names executive officers', annual compensation is also linked to the short-term success of the Company in order to motivate and reward such executives to achieve Company objectives and to attract and retain high caliber talent.

Compensation Committee Activity and Key Initiatives During 2015
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company held an advisory vote on the compensation of its named executive officers (“Say-on-Pay”) at the 2015 annual shareholders meeting. The Company’s shareholders approved the compensation of our named executive officers, with over 97% of shareholder votes cast in favor of the Say-on-Pay resolution. As we evaluated our compensation practices throughout fiscal 2015, we were mindful of the strong support that our shareholders expressed for our philosophy of linking compensation to performance and the interests of the Company’s shareholders. As a result, the Committee continued to apply the same principles and philosophy that it has used in previous years in determining executive compensation and will continue to consider shareholder feedback in the future.

The Committee evaluates existing compensation program components on an ongoing basis to maintain the Company’s competitive position in the marketplace and to meet its goal of attracting, motivating, and retaining key executives. Pearl Meyer has served as the compensation consultant to the Committee since 2013. Pearl Meyer is engaged to provide guidance to the Committee in several critical areas, such as the impact of regulation on compensation and incentive practices, benchmarking and best practice analysis, director and executive compensation, regulatory reporting support, peer group analysis, policy and procedure review, education, and trends and changes.

In 2015, the Committee met seven times and completed the following initiatives:

•
Committee Actions Related to the Acquisition of SBM — The Committee engaged Pearl Meyer to assist in the review of the Company's proxy peer group based upon our new asset size, conduct executive and director total compensation competitive market studies based on the new peer group, perform an audit of short and long-term executive incentive plans, and complete an analysis of executive stock ownership. The Committee also reviewed and approved executive compensation and equity awards related to merger activity, including the one-time issuance of restricted stock awards or cash bonus for completing the acquisition, and successful integration of SBM with the Company.

•
Director Competitive Market Study — In review of the analysis, the Committee recommended, and the Board subsequently approved, adjustments to the Board Chair and Audit Chair retainers to remain competitive. Refer to page 19 for further discussion.

•	Director Education on Executive Compensation — Pearl Meyer facilitated an educational session for all directors on “The Elements of Executive Compensation.”

•
Review of Incentive Payouts, Restricted Stock Grants and Stock Option Awards — The Committee reviewed management’s recommendation and approved non-executive incentive plan payouts. In 2015, the Committee recommended, and the Board subsequently approved, granting restricted stock to high performers at the vice president and senior vice president levels. Restricted stock is granted to motivate and retain top performers by providing stock ownership without purchase requirements. In 2015, stock options were granted to certain individuals at the vice president and senior vice president level at the time of hire.

•
Review of Executive Incentive Plan (“EIP”) — The Committee reviewed the payout levels for executives and Company-wide performance against performance measures set for 2014, and recommended to the Board that it approve an award under the 2014 EIP to each executive officer at the 104% performance level (see Annual Cash Incentive Compensation on page 31). The Committee also reviewed and approved the EIP participants and targets for 2015.

•
Approval of 2015 Long-Term Performance Share Plan ("2015 LTIP") — The Committee reviewed and approved the key metrics for the 2015 LTIP for the 2015 – 2017 performance period. Refer to page 34 further details on metrics approved.

•
Risk Review — The Committee worked with management to conduct a comprehensive review of the Company’s executive compensation policies and practices and determined that such policies and practices are in compliance with regulatory guidance, appropriately balance risk and reward, and do not encourage excessive risk taking.

•
Change In Control Agreements ("CIC agreements") — In 2014, the Committee engaged Pearl Meyer to review the Company's current CIC agreements in place with certain executive officers and compare them to market practice. Pearl Meyer provided observations and recommendations for changes to these CIC agreements. The Committee engaged Goodwin Procter LLP ("Goodwin Procter") to revise the CIC agreements, and, in February 2015, the Committee recommended, and the Board subsequently approved in March 2015, such CIC agreements. For a description of such revised CIC agreements, see page 46.

•
Company Benefits Program — The Committee reviewed the Company’s comprehensive benefits package ensuring that offerings are competitive and that the program is designed to attract and retain top talent.

Compensation Philosophy and Objectives
The Committee’s compensation philosophy is to attract and retain highly qualified executives by providing a mix of salary and incentives that appropriately motivate executives while also maximizing shareholder value. This is achieved by establishing meaningful performance goals that discourage risk related behaviors, and ensuring executives have comprehensive knowledge of the total compensation package. The executive compensation programs have been designed to:

•	Provide competitive base salaries and short- and long-term incentives that align executives’ interests with the Company’s short- and long-term financial goals;

•	Drive performance and motivate executives toward the goal of enhancing long-term shareholder value;

•	Balance cash and equity compensation with a focus on increasing an executive’s equity ownership over time;

•	Attract and retain highly-qualified executives needed to achieve strategic goals, and maintain a stable executive management group; and

•	Allow flexibility in responding to changing laws, accounting standards, and business needs, as well as the constraints and dynamic conditions in the markets in which we do business.

Decisions regarding executive compensation are evaluated in light of the Company’s past performance, local and regional job market availability for each position, economic conditions in New England, and the Company’s short- and long-term business plans. Moreover, the Committee’s goal is to review and analyze each element of compensation, considering the entire compensation package. The Committee seeks to ensure that rewards for executives, such as annual incentives and equity compensation, are appropriate in relation to shareholder returns for the same period.

Role of the Compensation Committee
The duties and responsibilities of the Committee include, among other things, overseeing the Company’s overall executive compensation philosophy, measuring performance with respect to established goals and objectives, designing the components of executive compensation, reviewing the Company’s executive compensation plans and the risks these plans pose to the Company, and establishing compensation for the Company’s named executive officers. In 2015, the Committee was composed of four independent directors: Messrs. Flanagan (Chair), Gunderson, and Holmes and Ms. Stanley. In January 2016, Mr. Sterrs was appointed to the Committee, increasing the Committee membership to five independent directors.

The Committee assists the Board in discharging the Board’s responsibilities related to compensation of directors and executive officers, and oversees the Company’s total compensation, benefits and rewards programs. The Committee also oversees the preparation of executive compensation disclosures for inclusion in the Company’s annual proxy statement. The Committee makes compensation decisions for the Company’s named executive officers, including the establishment of frameworks for how executives will be compensated, and approves equity awards at the executive and non-executive levels. The Committee receives recommendations concerning these matters from the CEO for executive officers and all other employees, other than the CEO. For non-executive officers, the CEO is responsible for establishing the framework, including salary adjustments and annual equity and non-equity incentive plan award amounts, for how these individuals will be compensated. In addition, decisions regarding non-equity compensation for non-executive officers are made by the CEO in conjunction with members of executive management. These decisions are ultimately presented to the Committee for review. As is the case with the executive officers, the Committee can exercise its discretion in modifying recommended adjustments or awards for these individuals.

Role of Executives in Compensation Committee Deliberations
The Company’s management provides information and input as requested by the Committee to facilitate decisions related to executive compensation. Members of management may be asked to provide input relating to potential changes in compensation programs for review by the Committee. The Committee occasionally requests members of management to be present at meetings where executive compensation and Company or individual performances are discussed and evaluated. Executives are free to provide insight, suggestions or recommendations regarding executive compensation. However, only Committee members are allowed to vote on decisions regarding executive compensation.

In 2015, Carolyn C. Crosby, Senior Vice President, Human Resources Director, served as management’s liaison to the Compensation Committee. Ms. Crosby assisted in the administration of executive compensation programs, prepared Committee and Board meeting materials, worked with consultants and legal counsel engaged by the Committee, and performed work as requested, including the preparation of peer analyses, based on a peer group selected by the Committee. The COO & CFO of the Company, Deborah A. Jordan, provided the Committee with a periodic update of the Company’s financial performance measures under the short- and long-term incentive programs. The President and CEO of the Company, Gregory A. Dufour, occasionally attended portions of the meetings at the invitation of the Committee’s Chair, and made recommendations with respect to base salary, annual incentives, and equity compensation for executive officers who report to him. Mr. Dufour was not present at any Committee meetings in which his own compensation was discussed or voted on.

Although executives may provide insight, suggestions or recommendations regarding executive compensation, they are not present during the Committee’s deliberations or vote. Only Committee members vote on decisions regarding executive compensation. The Committee periodically meets in executive session without management present.

Interaction with Consultants
The Committee utilizes the services of various consultants when deemed appropriate. The Company’s primary legal counsel for compensation-related matters is Goodwin Procter. Goodwin Procter has assisted the Company for a number of years by providing legal review of compensation plan documentation, as well as assistance on compensation-related regulatory matters. The Committee engaged the consulting services of Pearl Meyer to conduct competitive market assessments for executives and directors in order to ensure the Company’s pay practices are competitive, fit within the Company’s compensation philosophy, and comply with regulatory guidance. The Committee has also used the services of several other attorneys to ensure compensation plans and programs are properly administered, documented, and meet legal and regulatory requirements.

Compensation Committee's Relationship with its Independent Compensation Consultant
The Committee considered the independence of Pearl Meyer and Goodwin Procter in light of SEC and NASDAQ rules for compensation committees and compensation consultants, legal counsel and other advisers. The Committee has on file letters of independence from Pearl Meyer and Goodwin Procter addressing the following factors: (1) other services provided to the Company; (2) fees paid by the Company as a percentage of total revenue; (3) policies or procedures maintained by the advisers that are designed to prevent a conflict of interest; (4) any business or personal relationships between the advisers and a member of the Committee; (5) any Company stock owned by the advisers; and (6) any business or personal relationships between our executive officers and the advisers. The Committee discussed these considerations and concluded that the work performed by Pearl Meyer, Goodwin Procter, and the advisers involved in the engagements did not raise any conflict of interest.

Risk Review
The Company evaluates its incentive plans to ensure risk management processes, risk mitigation practices and the internal control structure are in place to maintain the Company’s risk profile within acceptable limits and to ensure that employees are not incentivized to take excessive risk positions. The most recent risk analysis was conducted in 2015 by management and the results were presented to the Committee for their review. Based upon the review of the triggers that drive awards, the business planning and budgeting processes, the internal controls which support the accurate reporting of actual results, and the risk management processes and mitigating features that ensure that management operates within established risk tolerance guidelines, it was determined that the Company’s incentive plans do not lead to excessive risk taking pursuant to industry standards. Additionally, the Committee believes that its incentive plans lead to long-term value creation for the Company and demonstrate compliance with regulatory guidance on incentive compensation practices.

Benchmarking Compensation
The Committee believes that utilization of appropriate benchmarks for compensation analyses is an effective method for evaluating executive and director compensation. Accordingly, at least every two years the Committee engages the compensation consultant to conduct market competitive reviews, which, generally, include an assessment of compensation compared to market (i.e., industry-specific surveys and proxy peer group, where applicable), recommendations for total compensation opportunity guidelines (i.e. base salary, annual and long-term incentive targets), and a high level assessment of performance relative to peers. The Committee uses this information to determine appropriate salary and incentives levels for executive officers and directors.

The financial performance and compensation peer group is made up of: (1) Maine-based publicly-traded financial institutions; and (2) New England and Upstate New York-based publicly-traded financial institutions with assets between $1.45 billion and $7.8 billion (as of the first fiscal quarter of 2015). This peer group meets the goal of comparing executive and director compensation with comparable institutions whose managers and directors are overseeing and managing similarly-sized balance sheets and constituencies with which the Company may compete to attract and retain executive talent.

The Committee annually reviews the proxy peer group, with the assistance of Pearl Meyer, and recommends any changes to the Board for approval. In 2015, the Committee reviewed the proxy peer group in relation to the Company's post-acquisition asset size of $3.7 billion. The Company's proxy peer group includes the following companies with assets ranging between $1.45 billion and $7.8 billion (as of the first fiscal quarter of 2015):

Arrow Financial Corporation	Chemung Financial Corporation	Merchants Bancshares, Inc.
Bar Harbor Bankshares	Enterprise Bancorp, Inc.	NBT Bancorp, Inc.
Berkshire Hills Bancorp, Inc.	Financial Institutions, Inc.	Sterling Bancorp
Boston Private Financial Holdings, Inc.	First Bancorp, Inc.	Tompkins Financial Corporation
Brookline Bancorp, Inc.	First Connecticut Bancorp, Inc.	TrustCo Bank Corp NY
Century Bancorp, Inc.	Hingham Institution for Savings	United Financial Bancorp, Inc.
Community Bank Systems, Inc.	Independent Bank Corp.	Washington Trust Bancorp, Inc.

The Committee’s competitive pay objective for executive compensation is to pay at or as near as possible to the 50th percentile compared to market. Compensating at this level is necessary to attract and retain the executive talent needed to fulfill the Company’s strategic objectives. This pay range was also selected as being representative of compensation levels that are more equivalent to our markets and to our competitors. To ensure the Company remains competitive, the Committee established a goal to more closely align total compensation to the 50th percentile of market within a reasonable time period. The Committee recognizes that it will take time to competitively adjust executive and director compensation to the 50th percentile of its new larger proxy peer group.

In 2015, the Committee engaged Pearl Meyer to conduct an overall compensation review of executive compensation based on the post-SBM acquisition proxy peer group. The study indicated that 2015 base salaries for the named executive officers were below the 50th percentile of the market, and total compensation levels were also positioned below the 50th percentile. The results of this study were used in determining base salary adjustments for 2016. The Committee will engage Pearl Meyer in 2017 to conduct an overall review of executive compensation and continue to make compensation adjustments, based on performance, where applicable, for alignment with the competitive market.

Elements of Compensation
In 2015, the compensation for the named executive officers was comprised of the following elements:

Element	Description	Primary Objectives
Base Salary	Fixed cash payment reflecting the executive’s responsibilities, performance and expertise.	• Provide basic level of compensation
• Recruit and retain executives
Executive Incentive Plan (“EIP”)	Annual cash incentive which is contingent on achievement of Company and individual performance goals related to the current fiscal year.	• Encourage and reward individual and overall Company performance relative to current plans and objectives.
Long-Term Performance Shares (“LTIP”)	Executives can earn a number of shares (from zero to 200% of the target award) based upon the Company’s achievement of performance objectives over a three-year performance period.	• Align the interests of executives with shareholders.
• Promote achievement of long-term financial and strategic objectives.
Management Stock Purchase Plan (“MSPP”)	Executives and officers at the level of vice president and above receive restricted shares in lieu of a portion of annual incentive at a discount. Shares vest over two years.	• Provide retention
• Promote stock ownership
Restricted Stock Awards	Executives and officers at the level of vice president and above are awarded restricted stock, which typically vest over three years.	• Provide retention
• Promote stock ownership
Stock Options	Executives and officers at the level of Vice President and above are awarded options to purchase shares of common stock at fixed prices, which typically vest over five years.	• Provide retention
• Promote stock ownership
• Align the interests of executives with shareholders.
Retirement and Other Benefits	Qualified and non-qualified deferred compensation plans, defined contribution retirement plans, and other benefits.	• Provide retention
• Maintain competitiveness
• Financial security
Change in Control Agreements	Severance benefits in the event of a termination of employment in connection with a change in control.	• Provide retention
• Maintain competitiveness

Emphasis on "At Risk" Pay
For 2015, 48% of our CEO’s compensation (i.e., base salary, annual short-term incentives and long-term incentives) was “at risk” compensation directly contingent on performance, compared to 42% for the Company's peer group. Actual annual bonuses and long-term incentive awards are subject to the achievement of pre-established performance targets and designed to link directly to shareholder value. Base salary and other fixed elements of compensation are essential to any compensation program and relevant to the recruitment and retention of top talent. However, we believe that “at risk” compensation for our most senior executives should be a significant portion of their pay mix. Our 2015 compensation reflects this philosophy. The following charts illustrate the 2015 pay mix for our CEO compared to peers.

Pay Mix CNC
Pay Mix Peers
52%
21%
27%
Variable Pay (48%)
58%
21%
21%
Variable Pay (42%)
Base Salary
Actual STI
LTI

Base Salaries
Base salaries are an essential recruitment and retention tool and balance the need to attract and retain talented executives with the cost to our Company and the impact on shareholder value. Base salaries are set at a level that is competitive and appropriate for our market, but conservative to allow for significant performance-based compensation in addition to base salary. Base salaries, which are based on an executive’s expected performance against specific job criteria for the current period, are viewed in the context of “total compensation.” The Company’s financial performance, as well as market conditions impact decisions on base salaries for named executive officers. Non-cash fringe benefits (e.g., insurances, 401(k) plan benefits) must also be in a competitive range so that both cash and non-cash elements allow the Company to attract and retain top quality executives. We meet these objectives by offering competitive base salaries with periodic adjustments based on peer-group market analysis and a comprehensive employee benefit package, in addition to the other elements of executive compensation described herein.

Compensation of the CEO and Named Executive Officers — The CEO’s base salary is reviewed annually by the Committee in light of (1) overall Company performance; (2) his performance against written goals and objectives; and (3) a comparison to the compensation of chief executive officers in other similar companies of comparable size and performance characteristics.

2015 Salary — Effective February 22, 2015, Mr. Dufour’s base salary was increased from $420,000 to $460,000 as a result of accomplishing strategic and individual goals, such as:

•
Developing a comprehensive five year strategic plan, which included the development of new roles and positions within the organization such as the Office of Project Management, which oversees the daily management, execution and ongoing monitoring of the Company's strategic initiatives.

•	Overseeing 12% loan growth and 10% earnings per share growth for the Company in 2014 compared to 2013.

•	Successfully expanding the Company's footprint outside of Maine in 2014 through the opening of a commercial loan office in Manchester, New Hampshire.

Mr. Dufour's performance-based merit increase is consistent with the general employees performance-based merit increases. In addition to Mr. Dufour's performance-based merit increase of 2.5%, the Committee approved a 7.0% range adjustment for Mr. Dufour to better align his base salary with market and narrow the gap to the 50th percentile (based upon the competitive market assessment completed by Pearl Meyer in 2013). The Committee proactively made this range adjustment to ensure that the Company was competitively compensating and retaining its top executive.

All other named executive officers’ base salaries are reviewed annually and recommendations are made to the Committee by the CEO. Recommendations are based on (1) overall Company performance; (2) each executive officer's performance against written goals and objectives; (3) increase in areas of responsibility; and (4) a comparison to the compensation of comparable executive officers in other companies of similar size and performance characteristics. The Committee is proactively making these salary adjustments to ensure that the Company competitively compensates and retains executive management. Based on individual performance reviews, and peer group and market comparisons, increases were made to the base salary for each other named executive officer ranging from 2.0% to 21.7% as reported below. Effective January 1, 2015, Ms. Jordan was promoted to COO and CFO and received a corresponding base salary increase of 21.7% for the promotion.

2016 Salary - Effective February 21, 2016, Mr. Dufour’s base salary was increased from $460,000 to $485,000 as a result of accomplishing strategic and individual goals, such as:

•
The successful acquisition of SBM, the parent company of The Bank of Maine, which positions the Company as the strongest financial institution headquartered in the state of Maine with expanded opportunities in Southern Maine and across New England.

•	Overseeing record core operating earnings in 2015 of $28.2 million, an increase of 16% over 2014, and core diluted EPS of $3.49 per share, an increase of 8% over 2014.

•	Overseeing organic loan and deposit growth for 2015 of $102.4 million and $107.3 million, respectively (6% growth).

•	Updating on-line banking and mobile banking platforms, developing new products and services, and issuing EMV chip cards.

•	Implementing a Customer Relationship Management (“CRM”) system to better serve customers and streamline processes.

•	Creating a Business Loan Support Team to be responsive to small business loan customers through centralizing administrative functions.

•
Engaging IBM Consulting to conduct an independent employee engagement survey, for which the Company saw an increase in overall employee engagement of 6% for the most recently completed engagement survey in the fourth fiscal quarter of 2015 compared to the employee engagement survey completed in 2014.

Mr. Dufour's performance-based merit increase is consistent with the general employees performance-based merit increases. In addition to Mr. Dufour's performance-based merit increase of 2.5%, the Committee approved a 2.9% range adjustment for Mr. Dufour to align his base salary competitively within market of the new peer group.

All other named executive officers’ base salaries are reviewed annually and recommendations are made to the Compensation Committee by the CEO. Based on individual performance reviews and peer group comparisons, the following increases were made to the base salary for each executive officer.

Name	Position	Base Salary Effective 2/23/14	Base Salary Effective 2/22/15	% Increase 2015 Over 2014	Base Salary Effective 2/21/16	% Increase 2016 Over 2015
Gregory A. Dufour	President & CEO	$420,000	$460,000	9.5%	$485,000	5.4%
Deborah A. Jordan(1)	EVP, COO & CFO	230,000	280,000	21.7%	310,000	10.7%
Joanne T. Campbell	EVP, Risk Management	190,000	200,013	5.3%	204,000	2.0%
Timothy P. Nightingale	EVP, Senior Loan Officer	220,000	225,500	2.5%	231,000	2.4%
June B. Parent	EVP, Retail Banking	197,000	200,940	2.0%	205,000	2.0%

(1)
Ms. Jordan received a performance-based merit increase of 2.5%, consistent with the general employees performance-based merit increases, and an 8.2% range adjustment for her leadership that led to the successful acquisition and integration of SBM, as well as her expanded oversight across a larger organization post-acquisition as the COO and CFO.

Annual Cash Incentive Compensation
The Executive Incentive Plan ("EIP") is intended to motivate executives to reach or exceed the annual fiscal targets set in the Company's strategic and operating plans, as well as to achieve individual performance goals. The named executive officers, as well as others selected by the Committee and approved by the Board, were eligible to participate in the EIP in 2015. The EIP was established in 2002 and has been a successful program in motivating and rewarding achievement of short-term goals and has proven to be an effective recruitment and retention tool for top executives.

The annual EIP for the named executive officers, and other selected members of management, is tied specifically to the Company’s budget. Annual budgets are prepared by management and approved by the Board. In establishing the annual budget goals for the year, factors considered include the current operating environment (economic, interest rate, regulatory and local), as well as the Company’s strategic plan initiatives. Key financial ratios (return on assets, return on equity, earnings growth, asset quality and capital ratios) are measured against the prior year's performance, peer group and shareholder expectations. Potential awards are earned based on performance relative to budget for the year based on budgeted net income before taxes (“NIBT”).

The following table represents each named executive officer's 2015 annual incentive opportunity based on NIBT.

EIP: 2015 Opportunity
	Incentives as % of Base Salary
NIBT	Gregory Dufour, President and CEO	Deborah Jordan, COO and CFO	All Other Named Executive Officers
96% - Threshold Level	8.0%	7.0%	6.0%
97%	16.0%	14.0%	12.0%
98%	24.0%	21.0%	18.0%
99%	32.0%	28.0%	24.0%
100% - Target Level	40.0%	35.0%	30.0%
101%	44.0%	39.0%	33.0%
102%	48.0%	42.0%	36.0%
103%	52.0%	46.0%	39.0%
104%	56.0%	49.0%	42.0%
105%	60.0%	53.0%	45.0%
106%	64.0%	56.0%	48.0%
107%	68.0%	60.0%	51.0%
108%	72.0%	63.0%	54.0%
109%	76.0%	67.0%	57.0%
110% - Maximum Level	80.0%	70.0%	60.0%

Each named executive officer has a targeted percentage based on the position he or she holds, and the impact of the position on overall Company results. The targeted percentages are reviewed annually by the Committee and may be adjusted.

Each participant's recommended payout is calculated based on the Company's financial results as compared to budget (weighted 60% as determined based on the table above), and an evaluation of how the participant worked collaboratively to successfully execute the Company's strategic initiatives for that given year (weighted 40% as determined in the Committee's discretion). The Committee approves all payouts under the EIP and reports the same to the Board.

During 2015, there were eleven participants in the EIP, including the named executive officers. Discussion relative to the Company’s performance, as well as performance against individual goals, take place quarterly between each executive and his or her manager, and between the CEO and the Board. Communication at these regular intervals ensures that executives are aware of the Company's and their current levels of performance and are motivated to meet or exceed established goals.

The financial performance target against budget under the EIP was achieved at the 106% level for the year ended December 31, 2015. In February 2016, the Board accepted the recommendation of the Committee to award incentives under the EIP to executive officers in the amounts set forth below. Given the significant financial impact of the SBM acquisition that closed on October 16, 2015, the Committee determined that it was necessary to adjust both actual and budget NIBT. Actual NIBT was adjusted by $9.0 million to exclude merger and acquisition costs as well as the financial contribution of 2.5 months of SBM under Camden National. Budget NIBT was increased by $667,000 as certain planned strategic investments and costs were not made due to focusing on executing on the SBM acquisition. The adjusted actual NIBT of $40.0 million exceeded the adjusted target NIBT of $37.7 million by 6%.

		EIP Payments(1)
Name	Position	2014	2015
Gregory A. Dufour	President & CEO	$242,092	$290,500
Deborah A. Jordan	EVP, COO & CFO	100,000	156,500
Joanne T. Campbell	EVP, Risk Management	78,000	85,750
Timothy P. Nightingale	EVP, Senior Loan Officer	96,000	100,000
June B. Parent	EVP, Retail Banking	72,000	86,500
(1) 20% of each payment is deferred pursuant to the Management Stock Purchase Plan ("MSPP").

Management Stock Purchase Plan ("MSPP") — The MSPP, which is a sub-plan of the 2012 Equity and Incentive Plan, is available to employees at the level of vice president and above, and is an equity incentive compensation plan designed to provide an opportunity for participants to receive restricted shares of our Company’s common stock in lieu of a portion of their annual bonus payments. Participants may elect to participate on a voluntary basis at either 10% or 20% of their annual bonuses. The CEO and other named executive officers are required under this plan to participate at the 20% level when bonuses are administered. Restricted shares are granted at a discount of one-third of the fair market value of the stock on the date of the grant, and fully vest two years after the grant date if the participant remains employed at the Company for such period. If a participant terminates employment for reasons other than retirement prior to the vesting date, he or she forfeits the unvested shares and is reimbursed for the lesser of the amount originally used to purchase the restricted shares, or the current fair value of the shares on the date of termination. As with the other equity compensation programs, this program encourages investment in our Company and serves as a retention and recruitment tool. On March 6, 2015, each of the named executive officers deferred 20% of his or her bonus under the 2014 EIP, resulting in a total of 4,722 shares purchased under the MSPP at a price of $24.87 per share (a discount of $12.44 per share).

		2015 MSPP Stock Awards
Name	Position	Number of Shares	Vesting Period
Gregory A. Dufour	President & CEO	1,946	2 Years
Deborah A. Jordan	EVP, COO & CFO	804	2 Years
Joanne T. Campbell	EVP, Risk Management	623	2 Years
Timothy P. Nightingale	EVP, Senior Loan Officer	771	2 Years
June B. Parent	EVP, Retail Banking	578	2 Years

Long-Term Equity Compensation
One objective of the executive compensation program is to increase executives’ equity ownership in the Company, which more closely aligns executive and shareholder interests by strengthening each executive’s personal investment in the success of our Company. To meet this objective, the Committee has utilized a long-term performance share plan, restricted stock awards, and stock options. These programs reward executives with equity compensation, which more closely aligns the value ultimately received by the named executive officers with the value created for other shareholders. The shares and options awarded generally have vesting schedules to enhance our ability to retain top performing named executive officers. The Company also utilizes annual and/or ongoing equity grants or purchases to ensure the continuation of this value as options are exercised and shares vest.

Long-Term Performance Share Plan ("LTIP") — The LTIP, which is a sub-plan under the 2012 Equity and Incentive Plan, is administered by the Committee and intended to create a long-term incentive for the named executive officers, so that long-term interests of the Company are not compromised for short-term results. Awards made under the LTIP are used to achieve the twin goals of: (1) aligning executive incentive compensation with future increases in shareholder value; and (2) using equity compensation to retain key employees.

The target award level for each named executive officer is established based upon the executive officer’s level of responsibility in the Company. At the time of granting the awards, the Committee sets the award amount for each participant at a level to provide competitive long-term compensation. The target levels for each performance measure are set by the Committee for each long-term performance period, and are recommended by the Committee to the Board for approval. The target levels are set in such a way as to ensure that the expense to the Company associated with the potential executive awards is an appropriate percentage of the resulting shareholder benefit. The Committee considers numerous factors in determining the target awards and the financial performance metrics based on management’s three-year business plan, including asset and income growth, potential compensation expense to the Company and return to shareholders as measured by return on equity and earnings per share growth.

Each named executive officer has a predetermined “target award,” which is reflected as a percentage of his or her base salary at the beginning of the long-term performance period. At the end of each long-term performance period, if the performance measure(s) and trigger(s) are met, then each participant receives an award in accordance with the matrix below, paid in Company shares. The conversion of dollar amounts into shares is based on the market value of a share of Company stock on the first day of the relevant long-term performance period. The table below details the award opportunity under the LTIPs for the 2013 – 2015 performance period (the "2013 – 2015 Plan"), 2014 – 2016 performance period (the "2014 – 2016 Plan") and 2015 – 2017 performance period (the "2015 – 2017 Plan"). Other than as noted below, award opportunities have remained level over the last three years.

	Threshold	Target	Superior
LTIP Award Opportunity as % of Salary
Gregory A. Dufour, President & CEO	20.00%	40.00%	80.00%
Deborah A. Jordan, EVP, COO & CFO(1)	12.50%	25.00%	50.00%
Joanne T. Campbell, EVP, Risk Management	12.50%	25.00%	50.00%
Timothy P. Nightingale, EVP, Senior Loan Officer	12.50%	25.00%	50.00%
June B. Parent, EVP, Retail Banking	12.50%	25.00%	50.00%

(1)	In connection with Ms. Jordan's promotion to COO and CFO effective January 1, 2015, she participates at the 15% threshold level, 30% target level, and 60% superior level for the 2015 – 2017 Plan.

2013 – 2015 Plan Performance Share Results — The table below shows the performance metrics used by the Committee at the end of 2015 to determine the awards for the 2013 – 2015 Plan.

	Weighting	Target Level	Actual End of Year 3	% of Target
Performance Triggers
Adjusted NPA(1)		Less than 1.75%	0.36%	Achieved
Adjusted net income growth(2)		1% or greater	4.29%	Achieved
Performance Metrics
Revenue growth	50%	5.09%	7.89%	155.00%
Efficiency ratio	50%	57.50%	61.41%	—
Performance Level
Expected payout as a % of target incentive				100%
Recorded compensation expense				$412,000

(1)	Adjusted to exclude performing restructured loans.

(2)	Adjusted to exclude Acadia Trust's financial results, impact of the five branches divested of in 2013 and one-time SBM acquisition-related costs incurred in 2015.

2015 – 2017 Plan Design and Awards — As in prior years, the Committee designed the 2015 – 2017 Plan to include two triggers and two performance measures, with the reward being based on a sliding performance scale. In order to activate the plan, two triggers must be met: (1) maximum asset quality measure of non-performing assets excluding performing restructured loans (“Adjusted NPA”) to total assets not to exceed 1.75%, and (2) efficiency ratio maximum of 63.85%. The two performance measures selected for the LTIP are: (1) core return on average tangible common equity (“ROATCE”) in 2017 and (2) core diluted earnings per share (“EPS”) in 2017, each assigned a 50% weighting. The Committee set performance metrics for the 2015 – 2017 Plan that focused on financial ratios and measures that were meaningful to shareholders. The performance metrics selected were based upon financial commitments/expectations made in conjunction with the SBM acquisition, discussions with shareholders and review of performance metrics used by banks in the Company’s new proxy peer group. In addition, the LTIP performance measures are subject to modification upon a merger or acquisition. The table above details the LTIP award opportunity as a percentage of salary for each participant. The table below shows the performance metrics that will be used by the Committee at the end of 2017 to determine the vesting for the 2015 – 2017 Plan.

	Weighting	Threshold Level	Target Level	Superior Level
Performance Triggers
Adjusted NPA		Less than 1.75%	—	—
Efficiency ratio		Less than 63.85%	—	—
Performance Metrics
Core ROATCE in 2017	50%	12.00%	13.50%	15.00%
Core EPS in 2017	50%	$3.53	$3.80	$4.20

Restricted Stock Awards — Restricted stock awards may be awarded to the named executive officers and other officers at the level of Vice President or above and have a three-year vesting schedule, with one-third vesting each year. All awards are approved by the Board. In November 2015, the Committee approved and recommended to the Board, which was subsequently approved, restricted stock award grants for the named executive officers related to the successful acquisition and integration of SBM completed in October 2015. These awards aligned with the timing of the acquisition and were designed to focus the named executive officers to achieve long-term financial strategic objectives related to the event. The restricted stock awards were issued to the named executive officers on November 11, 2015. The Company's closing share price on the issuance date was $43.42 per share.

Name	Position	Number of Shares	Vesting Period
Gregory A. Dufour	President & CEO	3,455	3 Years
Deborah A. Jordan	EVP, COO & CFO	2,304	3 Years
Joanne T. Campbell	EVP, Risk Management	1,382	3 Years
Timothy P. Nightingale	EVP, Senior Loan Officer	1,382	3 Years
June B. Parent	EVP, Retail Banking	1,382	3 Years

Stock Options — Options to purchase shares of common stock at fixed prices, as provided under the 2012 Equity and Incentive Plan, may also be awarded to named executive officers and other officers at the level of vice president and above. Individual option grants vest in equal installments over a five-year period and have a ten-year contractual life in accordance with the 2012 Equity and Incentive Plan. Stock option awards enable us to attract talented executives and tie their interests to the Company’s goals and objectives. There were no options granted to the named executive officers in 2015.

Retirement and Other Benefits
We offer a qualified deferred compensation plan and a non-qualified executive deferred compensation plan to provide our employees tax-advantaged savings vehicles. The plans enhance our ability to attract and retain key employees by providing a comprehensive total rewards package. Discretionary matching contributions are provided to participants in both the qualified and non-qualified plans in an effort to encourage employees to save for retirement.

Camden National Corporation 401(k) Plan and Profit Sharing Contributions — All employees, including our named executive officers, are eligible to participate in the qualified deferred compensation plan, referred to as the Camden National Corporation 401(k) Plan. Participants may contribute pre- and post-tax savings contributions to the 401(k) Plan up to the maximum allowed by federal tax laws. The Company currently makes safe harbor matching contributions of up to 4% of an employee’s eligible compensation, and additional profit sharing contributions (at the discretion of the Board). For 2015, the profit sharing contribution was 3% of an employee’s eligible compensation, up to applicable IRS limits. Employee deferrals and matching contributions are immediately vested. Profit sharing contributions have a graduated six-year vesting schedule and once a participant has six years of service, contributions are 100% vested.

Executive Deferred Compensation Plan ("EDCP") — We maintain a non-qualified deferred compensation plan, referred to as the Executive Deferred Compensation Plan, under which certain eligible employees who have otherwise exceeded annual IRS limitations for elective deferrals can continue to contribute to their retirement savings. This program is available to current participants in the EIP, including the CEO and the other named executive officers. The EDCP allows for employer discretionary and/or supplemental contributions, with the intent to make contributions equal to what the executive could have earned under the 401(k) match and profit sharing on the amounts deferred, up to IRS limits. The Company allows participants to direct the investment of funds deferred and the investment choices are similar to those available in the 401(k) Plan. The EDCP is a cost effective way to provide another incentive for executives to stay with the Company over the long-term. In 2015, three named executive officer elected to defer amounts under the EDCP. Refer to page 43 for further details.

Retiree Medical — Full time employees qualify if they will be age 55 or older at time of retirement, have at least 20 years of service at time of retirement, and either reached age 50 or attained 15 years of service on or before December 31, 2013.

Supplemental Executive Retirement Plan ("SERP") and Defined Contribution Retirement Plan ("DCRP")— The Committee recognizes the importance of financial security upon retirement and has in place two programs to assist executive officers in planning for retirement. The plans and programs in place help ensure that the named executive officers are focused on the Company’s financial well-being over the long-term. Income replacement at retirement is largely dependent on participation in the 401(k) Plan, the EDCP and the performance of these programs. It may be augmented with participation in the SERP and/or participation in the DCRP as described below. Effective January 1, 2008, the DCRP replaced the SERP for new executives.

We provide nonqualified, noncontributory, defined-benefit SERPs for certain highly compensated officers. Mr. Dufour and Ms. Campbell both have SERP agreements. They are designed to make up the shortfall (when compared to a non-highly compensated employee) in replacing income at retirement due to IRS compensation and benefit limits under the 401(k) Plan and Social Security. With a SERP in place, participants should be able to replace up to 75% of their final average compensation. Page 44 provides detailed discussion of the SERP benefits provided to these two named executive officers.

The DCRP is an unfunded deferred compensation plan. Mr. Nightingale, and Mses. Jordan and Parent are participants in the DCRP. Annually, on or about March 15th, an amount equal to 10% of each participant’s annual base salary and cash incentives for the prior year are “credited” to an account administered by the Company in “Deferred Stock Units” based on the price of Company stock on the day of the award. Vesting occurs ratably from the date of participation in the Plan until the participant turns 65. Upon retirement or termination, the account is paid out in shares of Company stock, less the equivalent number of shares withheld for the payment of taxes. The DCRP provides participants the option to receive a lump sum stock distribution or to receive stock distributions in installments of either 5, 10, or 15 years.

Other Compensation and Benefits
The CEO is provided with a Company vehicle to use for business purposes, due to business travel expectations of the position, as well as the importance of his visibility in the community. The total amount of this item is reflected in the “All Other Compensation” column of the Summary Compensation Table.

Employment and Change in Control Agreements
The Company does not currently have any employment agreements with its named executive officers. In 2014, the Committee engaged Pearl Meyer to review the current CIC agreements and compare to market practice. Pearl Meyer concluded the CIC agreements were generally in line with market practice and offered observations and recommendations for potential changes. The Committee engaged Goodwin Procter to revise the CIC agreements, and, in February 2015, the Committee recommended the revised CIC agreements to the Board, which were subsequently approved and entered into with the applicable named executive officers in March 2015.

Additional details regarding the CIC agreements can be found in the narrative following the Pension Benefits table, and amounts that may be due to the named executive officers under these agreements are described and quantified in the section titled “Potential Payments Upon Termination or Change in Control” on page 47.

Stock Practice and Policy
Stock Ownership Guidelines — The Company has established stock ownership guidelines for the named executive officers, and stock must be owned outright to count toward meeting this requirement. Mr. Dufour must own two times his January 2009 annual base salary in Company stock by January 1, 2014 (this requirement was met as of December 31, 2013), and four times his January 2009 annual base salary in Company stock by January 1, 2019. To meet the ownership requirements for their respective positions other named executive officers must own one times their applicable initial base salary in Company stock after five years, and two times their applicable initial base salary after ten years.

The following table lists the stock ownership requirements of the named executive officers.

	Stock Ownership Requirement
Name	Market Value ($)	Date Required By(1)	Market Value ($)	Date Required By
Gregory A. Dufour	$550,000	1/1/14	$1,100,000	1/1/19
Deborah A. Jordan	175,000	10/1/13	350,000	10/1/18
Joanne T. Campbell	125,000	1/1/13	250,000	1/1/18
Timothy P. Nightingale	165,000	1/1/14	330,000	1/1/19
June B. Parent	140,000	1/1/14	280,000	1/1/19

(1)	All named executive officers have met the guideline requirement.

Timing of Equity Grants — Equity awards, such as stock options and restricted stock awards, are granted under the 2012 Equity and Incentive Plan, the MSPP, the LTIP, and the DCRP. The Company traditionally has granted restricted stock in the first quarter of each fiscal year to reward performance for the prior year. Incentive stock options are typically granted as a condition of employment at time of hire with prior Board approval. Annually, at the discretion of the CEO, top performing officers may be granted incentive stock options or restricted stock awards in recognition of their commitment to the organization and to provide such officers with a means of obtaining ownership in the Company. Restricted stock is granted by way of recommendations put forth by the CEO to the Committee and is granted in the first quarter of a fiscal year to high performing individuals for achieving exemplary results related to the Company’s strategic initiatives. Equity grants under the LTIP occur annually in the first quarter of a fiscal year dependent on the results of the individual three-year plan performance metrics and target level achieved. Participants in the DCRP have an account administered by the Company that is credited with “Deferred Stock Units” annually, on or about March 15, with 10% of each participant’s annual base salary and cash incentives for the prior year. In addition, employees at the vice president level and above have the opportunity to participate in the MSPP annually to purchase company stock at a reduced rate. Under the MSPP, the stock is granted as restricted stock and individuals may elect to use 10% or 20% of bonus dollars to purchase Company stock that vests over a two year period. The CEO and other named executive officers are required under this plan to participate at the 20% level when bonuses are administered.

Clawback Policy — If the Company is required to prepare an accounting restatement due to material noncompliance with reporting requirements, the Committee may recover from any current or former executive officer who was paid during the three years preceding to the extent the compensation exceeds the compensation that would have been paid based on the restated financials.

Tax and Accounting Considerations
We consider tax and accounting implications in designing our compensation programs. Under current share-based payment accounting rules, we must expense the grant-date fair value of share-based grants that settle in our stock such as restricted stock and performance shares. The grant-date fair value is expensed over the service period or vesting period of the grant. Section 162(m) of the Internal Revenue Code generally places a limit on the tax deduction for compensation in excess of $1 million paid to the CEO and other executive officers whose compensation is required to be reported in the summary compensation table (other than the principal financial officer), except for performance-based compensation that otherwise meets the requirements of Section 162(m).

Tabular Disclosures Regarding Named Executive Officers
The following table summarizes compensation earned in the last three fiscal years by our principal executive officer, principal financial officer, and the three other most highly compensated executive officers (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total
Gregory A. Dufour President and CEO	2015	$453,846	$421,135	$232,400	$185,607	$23,707	$1,316,695
	2014	432,308	240,605	193,674	204,788	23,571	$1,094,946
	2013	398,077	204,675	119,200	—	23,389	$745,341
Deborah A. Jordan EVP, COO and CFO	2015	279,423	264,714	125,200	86	20,050	$689,473
	2014	237,884	116,817	80,000	—	18,157	$452,858
	2013	223,327	105,813	56,000	—	16,539	$401,679
Joanne T. Campbell EVP, Risk Management	2015	198,473	135,695	68,600	156,049	18,623	$577,440
	2014	194,436	70,744	62,000	208,709	16,446	$552,335
	2013	174,207	59,024	40,800	—	16,383	$290,414
Timothy P. Nightingale EVP, Senior Loan Officer	2015	224,654	178,697	80,000	—	19,813	$503,164
	2014	227,500	110,726	76,800	—	17,717	$432,743
	2013	213,846	98,187	44,800	—	19,429	$376,262
June B. Parent EVP, Retail Banking	2015	200,334	163,545	69,200	—	16,768	$449,847
	2014	202,101	95,335	57,600	—	16,854	$371,890
	2013	189,248	88,086	44,800	—	17,250	$339,384

(1)	The following table describes each component of the “Stock Awards” column in the Summary Compensation Table for 2015:

	Stock Awards
Name	LTIP	MSPP	Restricted Shares	DCRP	Total
Gregory A. Dufour	$184,000	$87,119	$150,016	$—	$421,135
Deborah A. Jordan	84,000	46,913	100,040	33,761	264,714
Joanne T. Campbell	50,003	25,686	60,006	—	135,695
Timothy P. Nightingale	56,375	29,993	60,006	32,323	178,697
June B. Parent	50,235	25,915	60,006	27,389	163,545

The values reflected in the LTIP column do not necessarily represent a realized financial benefit for the named executive officer because the performance shares may not yet have been earned. In addition, the financial benefit, if any, that may be realized will depend on the future share price at such time, if ever, that the performance shares are earned. For purposes of valuing the performance shares under the LTIP, the Company assumes achievement at the target level of performance and the value provided represents the grant date fair value of the target number of shares of stock under the 2015 – 2017 Plan for each named executive officer, determined based on the closing market price of our stock on the date of grant and determined in accordance with ASC Topic 718. The potential maximum payout for the 2015 – 2017 Plan performance period at the superior performance level for each named executive officer amounts to: $368,000 for Mr. Dufour; $168,000 for Ms. Jordan; $100,002 for Ms. Campbell; $112,750 for Mr. Nightingale; and $100,470 for Ms. Parent.

The values reflected in the MSPP and DCRP columns reflect the aggregate grant date fair value of stock awards for 2015 and determined in accordance with ASC Topic 718. For a discussion of the assumptions used in the calculations of these stock award amounts, refer to Note 17 to the Company’s audited financial statements for the fiscal year ended December 31, 2015. For a more complete description of the stock awards, see “Compensation Discussion and Analysis.”

The value reflected in the Restricted Shares column reflects the grant date fair value of restricted stock awards for 2015, as determined in accordance with ASC Topic 718. Awards were issued on November 11, 2015 based on a stock price of $43.42.

(2)
Represents the amounts earned under the EIP for 2015, which the Company paid in February 2016. See “Annual Cash Incentive Compensation” beginning on page 31 for a discussion of how these amounts were determined under this plan.

(3)
The amounts in this column reflect the changes in value of the Company’s SERP maintained for Mr. Dufour and Ms. Campbell, as well as the changes in value of the EDCP for Mr. Dufour, Ms. Jordan, Ms. Campbell and Mr. Nightingale, to the extent the change in value for the fiscal year was accretive to the participant. In 2013, the change in SERP value for Mr. Dufour and Ms. Campbell was negative $7,162 and $21,872, respectively, and, in 2015, the change in EDCP value for Mr. Dufour, Ms. Campbell and Mr. Nightingale was negative $298, $656 and $440, respectively.

Refer to Note 18 to the Company's audited financial statements for the fiscal year ended December 31, 2015 for further discussion on the Company's SERP.

No named executive officers participated in our received preferential or above-market earnings on deferred compensation.

(4)
The amounts in this column and detailed below for 2015 include (i) 401(k) matching contributions by the Company, (ii) a 3% profit sharing allocation under the Company’s Retirement Savings Plan, (iii) dividend value on stock awards not factored into the grant date fair value, and (iv) vehicle personal use benefit value.

Name	401(k)	Profit Sharing	Dividend	Vehicle	Total
Gregory A. Dufour	$10,600	$7,800	$3,650	$1,657	$23,707
Deborah A. Jordan	10,600	7,800	1,650	—	20,050
Joanne T. Campbell	10,116	7,363	1,144	—	18,623
Timothy P. Nightingale	10,600	7,800	1,413	—	19,813
June B. Parent	7,781	7,704	1,283	—	16,768

GRANTS OF PLAN-BASED AWARDS TABLE
The following table summarizes cash and stock grants made during 2015 to the named executive officers listed in the Summary Compensation Table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						Estimated Future Payouts Under Equity Incentive Plan Awards(2)					All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Plan	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)		Target (#)		Maximum (#)
Gregory A. Dufour	EIP	01/2/15	$36,308		$181,538		$363,077		—		—		—	—		—	$—	$—
	LTIP	1/2/15	—		—		—		2,350		4,701		9,402	—		—	—	184,000
	MSPP	3/6/15	—		—		—		—		—		—	1,946	(4)	—	—	24,208
	Restricted Shares	11/11/15	—		—		—		—		—		—	3,455	(6)	—	—	150,016
Deborah A. Jordan	EIP	1/2/15	19,560		97,798		195,596		—		—		—	—		—	—	—
	LTIP	1/2/15	—		—		—		1,073		2,146		4,292	—		—	—	84,000
	MSPP	3/6/15	—		—		—		—		—		—	804	(4)	—	—	10,002
	DCRP	3/17/15	—		—		—		—		—		—	869	(5)	—	—	33,761
	Restricted Shares	11/11/15	—		—		—		—		—		—	2,304	(6)	—	—	100,040
Joanne T. Campbell	EIP	1/2/15	11,908		59,542		119,084		—		—		—	—		—	—	—
	LTIP	1/2/15	—		—		—		638		1,277		2,554	—		—	—	50,003
	MSPP	3/6/15	—		—		—		—		—		—	623	(4)	—	—	7,750
	Restricted Shares	11/11/15	—		—		—		—		—		—	1,382	(6)	—	—	60,006
Timothy P. Nightingale	EIP	1/2/15	13,479		67,396		134,792		—		—		—	—		—	—	—
	LTIP	1/2/15	—		—		—		720		1,440		2,880	—		—	—	56,375
	MSPP	3/6/15	—	—	—	—	—	—	—	—	—	—	—	771	(4)	—	—	9,591
	DCRP	3/17/15	—	—	—	—	—	—	—	—	—	—	—	832	(5)	—	—	32,323
	Restricted Shares	11/11/15	—		—		—		—		—		—	1,382	(6)	—	—	60,006
June B. Parent	EIP	1/2/15	12,020		60,100		120,200		—		—		—	—		—	—	—
	LTIP	1/2/15	—		—		—		641		1,283		2,566	—		—	—	50,235
	MSPP	3/6/15	—	—	—	—	—	—	—	—	—	—	—	578	(4)	—	—	7,190
	DCRP	3/17/15	—	—	—	—	—	—	—	—	—	—	—	705	(5)	—	—	27,389
	Restricted Shares	11/11/15	—		—		—		—		—		—	1,382	(6)			60,006

(1)
Amounts represent the range of possible incentive payouts under the 2015 EIP. The actual amounts earned in 2015 and paid out in 2016 are reflected in the Summary Compensation Table on page 38 and were as follows:

Name	Actual Payout Under Non-Equity Incentive Plans for Fiscal Year 2015
Gregory A. Dufour	$232,400
Deborah A. Jordan	125,200
Joanne T. Campbell	68,600
Timothy P. Nightingale	80,000
June B. Parent	69,200

(2)
Amounts represent the range of shares that may be released at the end of the three-year performance applicable to the 2015 – 2017 Plan. Total long-term incentive award opportunities as a percentage of salary for each named executive officer are described in “Compensation Discussion and Analysis.” The number of shares was based on the percentage of base salary effective February 22, 2015 and a market price of $39.14 on January 2, 2015, the first business day of the 2015 – 2017 Plan.

(3)
The values reflected in the MSPP and DCRP columns reflect the aggregate grant date fair value of stock awards for 2015 and determined in accordance with ASC Topic 718. For a discussion of the assumptions used in the calculations of these stock award amounts, refer to Note 17 to the Company’s audited financial statements for the fiscal year ended December 31, 2015.

The values reflected in the LTIP column do not necessarily represent a realized financial benefit for the named executive officer because the performance shares may not yet have been earned. In addition, the financial benefit, if any, that may be realized will depend on the future share price at such time, if ever, that the performance shares are earned. For purposes of valuing the performance shares under the LTIP, the Company assumes achievement at the target level of performance and the value provided represents the grant date fair value of the target number of shares of stock under the 2015 – 2017 Plan for each named executive officer, determined based on the closing market price of our stock on the date of grant and determined in accordance with ASC Topic 718.

For a more complete description of the stock awards, see “Compensation Discussion and Analysis” starting on page 22.

(4)
Amount reflects 20% of 2014 EIP bonus used to purchase restricted shares on March 6, 2015 under the MSPP at $24.87 per share, a discount of one-third of the closing market price of $37.31 on the date of the grant. These shares will fully vest two years after the grant date.

(5)
Amount reflects 10% of each participant’s annual base salary and cash incentives for the prior year in deferred stock units. Vesting occurs ratably from the date of participation in the DCRP until the participant turns 65.

(6)
Amount reflects a one-time restricted stock award issued on November 11, 2015 based on a market price of $43.42. Shares of restricted stock vest ratably over a three year period. Refer to discussion on "Restricted Stock Awards" on page 35 for additional details of the grant.

In 2016, there were payouts for the 2015 EIP and they are reflected in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation and Stock Award columns. The EIP plan is described in detail above under the heading “Annual Cash Incentive Compensation” on page 31.

In 2015, each of the named executive officers participated in the MSPP and those values are reflected on the Summary Compensation Table in the Stock Awards column. The MSPP is described in detail above under the heading “Long-Term Equity Compensation” on page 32.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (OPTION AWARDS)
The following table summarizes certain information with respect to all unexercised options held by named executive officers at December 31, 2015.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Options Expiration Date
Gregory A. Dufour	02/24/09	4,000	—	—	$24.46	02/24/19
Deborah A. Jordan	09/01/08	4,500	—	—	28.90	09/01/18
Joanne T. Campbell	02/12/07	1,000	—	—	44.51	02/12/16
	02/24/09	500	—	—	24.46	02/24/19
		1,500	—	—
Timothy P. Nightingale	02/12/07	2,000	—	—	44.51	02/12/17
	02/24/09	2,500	—	—	24.46	02/24/19
		4,500	—	—
June B. Parent	02/12/07	2,000	—	—	44.51	02/12/17

(1)	Options were all issued with a five-year vesting schedule, with one-fifth vesting each year on the anniversary of grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (STOCK AWARDS)
The following table summarizes certain information with respect to all unvested performance-based and time-based restricted stock awards held by the named executive officers at December 31, 2015.

			Stock Awards
Name	Grant Date	Plan	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested(1) ($)
Gregory A. Dufour	3/7/2014	MSPP(2)	1,129	$49,778	—	$—
	3/6/2015	MSPP(2)	1,946	85,799	—	—
	11/11/2015	Restricted Shares(6)	3,455	152,331	—	—
	1/2/2013	LTIP(3)	4,346	191,615
	1/2/2014	LTIP(4)	—	—	4,079	179,843
	1/2/2015	LTIP(4)	—	—	4,701	207,267
			10,876	479,523	8,780	387,110
Deborah A. Jordan	3/7/2014	MSPP(2)	530	23,368	—	—
	3/6/2015	MSPP(2)	804	35,448	—	—
	Various	DCRP(5)	3,493	154,006	—	—
	11/11/2015	Restricted Shares(6)	2,304	101,583	—	—
	1/2/2013	LTIP(3)	1,528	67,370
	1/2/2014	LTIP(4)	—	—	1,396	61,550
	1/2/2015	LTIP(4)	—	—	2,146	94,617
			8,659	381,775	3,542	156,167
Joanne T. Campbell	3/7/2014	MSPP(2)	386	17,019	—	—
	3/6/2015	MSPP(2)	623	27,468	—	—
	11/11/2015	Restricted Shares(6)	1,382	60,932	—	—
	1/2/2013	LTIP(3)	1,188	52,379
	1/2/2014	LTIP(4)	—	—	1,153	50,836
	1/2/2015	LTIP(4)	—	—	1,277	56,303
			3,579	157,798	2,430	107,139
Timothy P. Nightingale	3/7/2014	MSPP(2)	424	18,694	—	—
	3/6/2015	MSPP(2)	771	33,993	—	—
	Various	DCRP(5)	2,677	118,029	—	—
	11/11/2015	Restricted Shares(6)	1,382	60,932	—	—
	1/2/2013	LTIP(3)	1,460	64,371
	1/2/2014	LTIP(4)	—	—	1,335	58,860
	1/2/2015	LTIP(4)	—	—	1,440	63,490
			6,714	296,019	2,775	122,350
June B. Parent	3/7/2014	MSPP(2)	424	18,694	—	—
	3/6/2015	MSPP(2)	578	25,484	—	—
	Various	DCRP(5)	2,560	112,870	—	—
	11/11/2015	Restricted Shares(6)	1,382	60,932
	1/2/2013	LTIP(3)	1,303	57,449
	1/2/2014	LTIP(4)	—	—	1,195	52,688
	1/2/2015	LTIP(4)	—	—	1,283	56,567
			6,247	275,429	2,478	109,255

(1)	Based on the Company's closing share price of $44.09 at December 31, 2015.

(2)	These shares vest two years from the grant date.

(3)	Represents shares awarded under the 2013 Plan based on actual performance for the plan period on February 23, 2016.

(4)
Represents shares that may be released at the end of each applicable three-year performance period. These amounts do not necessarily represent a realized financial benefit for the named executive officers because the performance shares have not necessarily been earned. The target performance level has been used to determine the number of shares.

(5)	Stock units awarded under the DCRP with vesting ratably from the date of participation in the DCRP until the participant turns 65.

(6)	Represents a one-time restricted stock award that vests ratably over a three year period.

OPTION EXERCISES AND STOCK VESTED TABLE
The following table summarizes the number of shares acquired and the dollar amounts realized by the named executive officers during 2015 upon the exercise of stock options and vesting of shares of restricted stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting(3) (#)	Value Realized on Vesting(4) ($)
Gregory A. Dufour	—	$—	1,814	$26,902
Deborah A. Jordan	1,000	10,230	1,439	32,630
Joanne T. Campbell	1,000	10,000	400	5,932
Timothy P. Nightingale	1,500	15,030	1,473	40,364
June B. Parent	2,000	21,145	1,227	27,372

(1)
Represents the aggregate number of shares acquired upon exercise of vested options without taking into account any shares that may have been surrendered or withheld to cover the option exercise price or applicable tax obligations.

(2)
The “value realized” is the aggregate number of shares acquired upon exercise of vested options multiplied by the difference between the closing market price on the date of exercise and the exercise price.

(3)
Represents the aggregate number of shares acquired under MSPP, LTIP, DCRP and/or general restricted shares upon vesting without taking into account any shares that may have been surrendered or withheld to cover applicable tax obligations.

(4)	The “value realized” represents the shares or units that vested multiplied by the closing market price on the applicable vesting date.

NONQUALIFIED DEFINED CONTRIBUTION TABLE (DCRP)

The following table summarizes contributions to the nonqualified defined contribution retirement plan for each of the named executive officers during 2015.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/Distributions ($)		Aggregate Balance at Last Fiscal Year End(3) ($)
Gregory A. Dufour	$—	$—	$—	$—		$—
Deborah A. Jordan	—	33,761	21,781	—		225,961
Joanne T. Campbell	—	—	—	—		—
Timothy P. Nightingale	—	32,323	24,391	—		253,033
June B. Parent	—	27,389	15,895	—	1,648	164,897

(1)
Represents the grant date fair value of stock awards issued under the DCRP in 2015 and determined in accordance with ASC Topic 718. For a discussion of the assumptions used in the calculations of these stock award amounts, refer to Note 17 to the Company’s audited financial statements for the fiscal year ended December 31, 2015. For a more complete description of the stock awards, see “Compensation Discussion and Analysis” starting on page 22. Such contributions are also reported as compensation in the Summary Compensation Table on page 38. Prior year contributions included in the Aggregate Balance have also been reported as compensation in the Summary Compensation Table with respect to the fiscal years to which such contributions relate.

(2)
Represents the change in value of vested and unvested DCRP awards issued in the Company's shares at December 31, 2015. The Company's closing share price at December 31, 2014 was $39.84 and at December 31, 2015 was $44.09.

(3)
Represents the value of vested and unvested DCRP awards issued in the Company's shares at December 31, 2015 based on the Company's closing share price at December 31, 2015 of $44.09. For a description of vesting terms and conditions relating to the DCRP, see page 35. The number of vested shares under the DCRP at December 31, 2015 for the named executive officers is as follows:

Name	Vested Shares
Gregory A. Dufour	—
Deborah A. Jordan	1,632
Joanne T. Campbell	—
Timothy P. Nightingale	3,062
June B. Parent	1,180

NONQUALIFIED DEFERRED COMPENSATION TABLE (EDCP)
The Executive Deferred Compensation Plan allows participants to defer up to 100% of salary and/or annual incentive bonus, after payment of FICA/Medicare taxes. In 2015, three named executive officers elected to defer amounts under the EDCP. Deferred amounts are invested at the discretion of the participant in the same investment options as made available under the Company's 401(k) Plan. The Company's obligations with respect to the deferred amounts are payable from its general assets. The assets are at all times subject to the claims of the Company's general creditors.

The following table summarizes the nonqualified deferred compensation for each of the named executive officers during 2015.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/Distributions ($)		Aggregate Balance at Last Fiscal Year End ($)
Gregory A. Dufour	$32,500	$—	$(298)	$—		$32,202
Deborah A. Jordan	26,000	—	86	—		26,086
Joanne T. Campbell	—	—	(656)	—		74,537
Timothy P. Nightingale	21,000	—	(440)	—		20,560
June B. Parent	—	—	—	—	1,648	—

(1)	Reflects the amounts each named executive officer election to defer. Elections were made in December 2014 for the payroll year ended December 31, 2015.

(2)	The table below shows the investment options available for the named executive officers under the EDCP and each fund's annual rate of return for the year ended December 31, 2015.

Investment Option	Year Ended December 31, 2015 Rate of Return
Federated US Treasury Cash Reserves I	—%
Vanguard Short-Term Bond Index	0.92%
Vanguard Total Bond Market Index	0.40%
American Century Inflation Adjusted Bond	(2.15)%
Templeton Global Bond R6	(3.91)%
Vanguard Windsor II	(3.14)%
Vanguard 500 Index Admiral	1.36%
Fidelity Contrafund	6.49%
Fidelity Low-Priced Stock	(0.56)%
T. Rowe Price Mid-Cap Growth	6.56%
Royce Total Return Investment	(7.19)%
Vanguard Small Cap Index	(3.64)%
T. Rowe Price New Horizons	4.50%
Artisan International	(3.85)%
Dodge & Cox International Stock	(11.35)%
Vanguard Target Retirement 2010	(0.20)%
Vanguard Target Retirement 2015	(0.46)%
Vanguard Target Retirement 2020	(0.68)%
Vanguard Target Retirement 2025	(0.85)%
Vanguard Target Retirement 2030	(1.03)%
Vanguard Target Retirement 2035	(1.26)%
Vanguard Target Retirement 2040	(1.59)%
Vanguard Target Retirement 2045	(1.57)%
Vanguard Target Retirement 2050	(1.58)%
Vanguard Target Retirement 2055	(1.72)%
Vanguard Target Retirement Income	(0.17)%

PENSION BENEFITS TABLE
The following table summarizes the pension benefits for each of the named executive officers during 2015.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Gregory A. Dufour	Supplemental Executive Retirement Program	15	$1,089,233	$—
Deborah A. Jordan	—	—	—	—
Joanne T. Campbell	Supplemental Executive Retirement Program	18	1,022,886	—
Timothy P. Nightingale	—	—	—	—
June B. Parent	—	—	—	—

(1)
The amounts in this column reflect the present value of accumulated benefits payable to each of the named executive officers, determined using interest rate and mortality rate assumptions consistent with those used in Note 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2015.

The Company provides a SERP for certain highly compensated executives. Under the SERP, in which Mr. Dufour and Ms. Campbell are participants, an executive is required to have five years of service to be eligible for a vested benefit under the existing SERP. Participants in this SERP may receive upon retirement at age 55 or older, a monthly lifetime benefit (with

15 years guaranteed) that is calculated based on targeting up to 75% of the participant’s average salary and annual incentive bonus for the 36 consecutive months of employment during which the participant’s compensation was the highest, factoring in years of service, and allowing for reductions relative to (a) 50% of the participant’s projected primary Social Security benefits; (b) the benefit from the portion of the participant’s 401(k) arising from employer contributions plus earnings; (c) the benefit from the distribution and projected earnings resulting from the termination of the Company’s defined benefit pension plan in 2001; and (d) the participant’s benefits under any other incentive or retirement plan that may be instituted by the Company or its subsidiaries, excluding deferred compensation, stock options and the annual incentive bonus plan. A total retirement benefit cap of 75% was instituted for participants when years of service exceed 25 years. The SERP provides for a 15-year guaranteed benefit starting at age 65 for vested participants who leave the Company prior to age 55. The SERP refers to the normal retirement age as age 65; however, the plan allows for early retirement at age 55. If the executive retires before age 62, the accrued benefit is reduced by the early commencement factor that starts at 64% at age 55 up to 100% at age 62. Benefits are also reduced for executives who retire with less than 25 years of service.

Change in Control Agreements
In 2009, we entered into CIC agreements with each of the named executive officers. In 2014, the Committee engaged Pearl Meyer to review the current CIC agreements and compare them to market practice. Pearl Meyer concluded that the CIC agreements were generally in line with market practice and offered observations and recommendations for potential changes. The Committee engaged Goodwin Procter to revise the CIC agreements for the CEO, other named executives, and certain other officers, and, in February 2015, the Committee recommended the revised CIC agreements to the Board, which were subsequently approved and entered into by such individuals in March 2015.

The agreements may require us to make payments to these individuals in the event of the termination of their employment following a change in control. Many of our executive compensation, benefit, and deferred compensation plans provide the named executive officers with certain rights or the right to receive payments in the event of the termination of their employment.

Under the current CIC agreements in effect as of March 2015, if the executive is terminated by the Company without "cause" (as defined in the CIC agreements) or resigns for "good reason" (as defined in the CIC agreement), each within the period beginning three months prior to and ending two years following a change in control, then the executive shall be entitled to cash severance and benefits for a period of 36 months for the CEO and 24 months for the other named executive officers. Each executive's total cash severance will be equal to three times, in the case of the CEO, or two times, in the case of each of the other named executive officers, the sum of (i) the executive's base salary, plus (ii) the three-year average bonus. Such cash severance shall be payable during the applicable benefit period. Payment of the cash severance would commence within 30 days of the executive’s qualifying termination. In addition, pursuant to the CIC agreements, the Company shall also continue to pay the applicable employer portion of premiums with respect to group medical health plan coverage for the executive and such executive's eligible dependents during the shorter of the applicable benefit period or the maximum period permitted under COBRA. The CIC agreements allow for a return of payments if it is determined that the executive at any time misrepresented any financial information and such payment would be payable to the Company within 30 days of such notice of misrepresentation and any future payments under the CIC agreement would be forfeited upon receipt of such misrepresentation notice. If a named executive officer incurs an involuntary termination of employment or a termination of employment for good reason after the occurrence of a change in control while his or her agreement is in effect, he or she would not be entitled to severance pay or benefits under any company severance plan or program other than his or her CIC agreement.

The following table outlines the provision of the CIC agreements approved by the Board and entered into by the named executive officers in March 2015.

Provision	CIC Agreements
Protection Period	• Begins three months prior and ends 24 months following a change in control
Benefit Period	• CEO: 36 months • Other named executive officers: 24 months
Severance Multiple and Components
• CEO: 3.0x base salary and three-year bonus average
• Other named executive officers: 2.0x base salary and three-year bonus average
• Continuation of group medical health plan coverage at active employee rates

280G/4999 Excise Tax Treatment	• "Best-net-benefit" provision added
Restrictive Covenants	• CEO: 18 month non-compete agreement • Other named executive officers: 12 month non-compete agreement
Equity Acceleration (DCRP, LTIP, MSPP, Restricted Stock, and Stock Options)	• Double-trigger

Change in control shall have the meaning provided in the Company's 2012 Equity and Incentive Plan, as amended from time to time.

The CIC agreements may be terminated by the Company effective December 31, 2016 if the Company takes action 90 days prior to that date. If no such action is taken, each CIC agreement’s termination date will automatically extend to December 31 of each following year unless action is taken by the Company to terminate such CIC agreements at least 90 days prior to such termination date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following table and footnotes describes the potential payments and benefits under the Company’s compensation and benefit plans to which the named executive officers would be entitled upon termination of employment and/or following a change in control of the Company. The calculations assume that such termination and/or change in control was effective as of December 31, 2015.

	Gregory A. Dufour(1)	Deborah A. Jordan	Joanne T. Campbell(1)	Timothy P. Nightingale	June B. Parent
Death
DCRP Restricted Stock Acceleration(2)	$—	$154,006	$—	$118,029	$112,870

Disability
DCRP Restricted Stock Acceleration(2)	$—	$154,006	$—	$118,029	$112,870

Termination Without Cause or Resignation for Good Reason in connection with a Change in Control
Cash Severance Payment(3)	$1,975,092	$746,000	$522,359	$605,000	$550,547
Continuation of Health Benefits(4)	36,019	22,012	16,279	22,012	26,403
DCRP Restricted Stock Acceleration(2)	—	154,006	—	118,029	112,870
Stock Options/Restricted Stock Acceleration(5)	287,908	160,399	105,419	113,620	105,111
LTIP Stock Acceleration(6)	377,984	145,100	105,287	120,807	107,976
Total	$2,677,003	$1,227,517	$749,344	$979,468	$902,907

(1)
In the event of a change in control under the SERP, Mr. Dufour would receive a lump sum distribution in the amount of the accrued benefit and Ms. Campbell, if terminated, would receive annual retirement benefits commencing at the later of age 60 or termination date. See "Pension Benefits Table" on page 45 for more information.

(2)
Under the DCRP, each unvested deferred stock unit becomes fully vested upon (i) a termination without cause or resignation for good reason in connection with a change in control, (ii) death or (iii) disability. For purposes of this table, the unvested deferred stock units were assumed to have a value equal to the closing price per share of $44.09 at December 31, 2015.

(3)
Represents the value of (i) 36 months of base salary and (ii) average of three-year annual bonus for Mr. Dufour, and (a) 24 months of base salary and (b) average of three-year annual bonus for the other named executive officers, payable according to the Company’s regular payroll schedule, and which would be reduced by standard withholding and authorized deductions per the CIC agreements.

(4)
Represents the value of (i) 18 months of healthcare benefits and 18 months' equivalent grossed up for taxes for Mr. Dufour and (ii) 18 months of healthcare benefits and six months' equivalent grossed up for taxes for the other named executive officers, per the CIC agreements.

(5)
Represents outstanding stock options and restricted stock awards which become fully vested and exercisable upon a termination without cause resignation for good reason in connection with a change in control. For purposes of this table, the unvested in-the-money stock options and restricted shares were assumed to have a value equal to the closing price per share of $44.09 at December 31, 2015.

(6)
In the event a participant has a qualifying termination event within six months after a change in control, the participant shall be entitled to an additional award up to the maximum payout level under the LTIP. For purposes of this table, LTIP shares were assumed to have a value equal to the closing price per share of $44.09 on December 31, 2015.

STOCK OWNERSHIP AND OTHER MATTERS

Common Stock Beneficially Owned by any Entity with 5% or More of Common Stock and Owned by Directors and Executive Officers
As of the Record Date, there were 10,305,547 shares of the Company's Common Stock outstanding and entitled to vote, held of record by approximately 1,200 shareholders. Such number of record holders does not reflect the number of persons or entities holding stock in nominee name through banks, brokerage firms and other nominees, which is estimated to be 3,700 shareholders. The following table sets forth information with respect to the beneficial ownership of the Common Stock as of the Record Date by (i) each person known by the Company to own beneficially more than five percent of Common Stock, (ii) each current director of the Company and each nominee for director, (iii) the Company’s executive officers, and (iv) all executive officers and directors of the Company as a group. Except as otherwise indicated below, each of the Company’s directors, executive officers and shareholders owning more than five percent of Common Stock has sole voting and investment power with respect to all shares of stock beneficially owned by him, her or it as set forth opposite his, her or its name.

	Common Stock		Options Exercisable Within 60 days	Total Beneficial Ownership	Percentage of Common Shares Outstanding
5% or Greater Shareholders:
Royce & Associates, LLC
745 Fifth Avenue, New York, NY 10151	710,007		—	710,007	6.92%
FMR LLC
245 Summer Street, Boston, MA 02210	702,210		—	702,210	6.84%
BlackRock, Inc.
55 East 52nd Street, New York, NY 10055	522,668		—	522,668	5.09%
Directors, Nominees and Executive Officers:
Ann W. Bresnahan	24,468		—	24,468	*
Joanne T. Campbell	11,062		1,500	12,562	*
Gregory A. Dufour	43,524		4,000	47,524	*
David C. Flanagan	4,649		—	4,649	*
Craig S. Gunderson	2,274	(2)	—	2,274	*
Edmund M. Hayden III	205		5,421	5,626	*
John W. Holmes	11,528		—	11,528	*
Deborah A. Jordan, CPA	18,960		4,500	23,460	*
S. Catherine Longley	2,320		—	2,320	*
David J. Ott	17,697		—	17,697	*
Timothy P. Nightingale	15,397		4,500	19,897	*
James H. Page, Ph.D.	2,028		—	2,028	*
June B. Parent	11,621	(1)	2,000	13,621	*
John M. Rohman	1,711	(2)	—	1,711	*
Robin A. Sawyer, CPA	2,069	(2)	—	2,069	*
Carl J. Soderberg	36,559		—	36,559	*
Karen W. Stanley	4,003		—	4,003	*
Lawrence J. Sterrs	1,595		—	1,595	*
All directors, nominees, and executive officers as a group (18 persons):	211,670		21,921	233,591	2.28%
* Less than 1%.

(1)
Includes 11 shares over which voting and dispositive power are shared jointly with Ms. Parent’s spouse and 556 shares owned by Ms. Parent’s spouse, as to which Ms. Parent disclaims any beneficial interest.

(2)	Shares over which voting and dispositive power are shared jointly with spouse.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s common stock (collectively, “Section 16 Persons”), to file reports of ownership and changes in ownership with the SEC. Section 16 Persons are required by regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports and written representations received by the Company, we believe that each of the Company’s Section 16 Persons has complied with all applicable Section 16(a) filing requirements during the fiscal year ended December 31, 2015, except that Ms. Jordan, Mr. Sterrs and Mr. Hayden inadvertently failed to timely file a report with respect to one transaction each.

Solicitation of Proxies
The Company will bear the cost of soliciting proxies. In addition to solicitation by mail, proxies may be solicited personally or by telephone by the Company’s directors and officers, who will not be specially compensated for such solicitation. The Company has engaged American Stock Transfer and Trust Company, its transfer agent, to solicit proxies held by brokers and nominees, and will reimburse it for reasonable out-of-pocket expenses incurred in the solicitation of proxies. Brokerage firms and other custodians, nominees and fiduciaries will be requested to forward these soliciting materials to their principals and the Company will, upon request, reimburse them for their reasonable expenses of doing so. The stock transfer books will remain open between the Record Date and the date of the Annual Meeting.

By Order of the Board of Directors

John W. Holmes, Secretary
March 8, 2016

CAMDEN NATIONAL CORPORATION

PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas C. Jackson and Jeffrey J. Weymouth, and each of them acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders (the "Meeting") of Camden National Corporation (the "Company") to be held at the Point Lookout Conference Center, Hedges Hall, 67 Atlantic Highway, Lincolnville, Maine 04849 on April 26, 2016 at 3:00 p.m., local time, or at any adjournment or postponement thereof, with all power which the undersigned would possess if personally present, and to vote all shares of the Company's common stock which the undersigned may be entitled to vote at said meeting upon the proposals described in the accompanying Notice of Annual Meeting and Proxy Statement, dated March 8, 2016, in accordance with the following instructions and with discretionary authority on such other matters as may properly come before the Meeting. All previously dated proxies are hereby revoked.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED AND, IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR ALL THE NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2 & 3, ON THE REVERSE SIDE AND IN THEIR DISCRETION ON ANY OTHER MATTERS OR PROPOSALS AS MAY PROPERLY COME BEFORE THE MEETING OR AN ADJOURNMENT OR POSTPONEMENT THEREOF. THIS PROXY MAY BE REVOKED AT ANYTIME BEFORE IT IS EXERCISED.

SEE REVERSE SIDE

1.1 14475

ANNUAL MEETING OF SHAREHOLDERS OF

CAMDEN NATIONAL CORPORATION

April 26, 2016

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at www.cacannualmeeting.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00000333303003000100 1 042616

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect four Directors. The Board of Directors has nominated the persons below, each to serve as director for a term of three years and until his or her successor is elected and qualified.

	FOR	AGAINST	ABSTAIN
David C. Flanagan	☐	☐	☐
James H. Page, Ph.D.	☐	☐	☐
Robin A. Sawyer, CPA	☐	☐	☐
Karen W. Stanley	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR ALL NOMINEES" FOR DIRECTOR UNDER PROPOSAL 1.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

CAMDEN NATIONAL CORPORATION

April 26, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST on Monday, April 25, 2016.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	
CONTROL NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at www.cacannualmeeting.com

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00000333303003000100 1 042616

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

1. To elect four Directors. The Board of Directors has nominated the persons below, each to serve as director for a term of three years and until his or her successor is elected and qualified.

	FOR	AGAINST	ABSTAIN
David C. Flanagan	☐	☐	☐
James H. Page, Ph.D.	☐	☐	☐
Robin A. Sawyer, CPA	☐	☐	☐
Karen W. Stanley	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR ALL NOMINEES" FOR DIRECTOR UNDER PROPOSAL 1.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Shareholder ____ Date: ____ Signature of Shareholder ____ Date: ____

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.